As filed with the Securities and Exchange Commission on January 27, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synaptics Incorporated

(Exact name of Registrant as Specified in its Charter)

Delaware	77-0118518

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2381 Bering Drive

San Jose, California 95131
(408) 434-0110

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Francis F. Lee

President and
Chief Executive Officer
2381 Bering Drive
San Jose, California 95131
(408) 434-0110

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Robert S. Kant, Esq.

Brian H. Blaney, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate	Amount of
of Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee

0.75% Convertible Senior Subordinated Notes due 2024	$125,000,000(2)	100%(3)	$125,000,000(3)	$14,712.50

Common Stock, par value $.001(4)	2,473,975 shares(5)	—(6)	—(6)	—(6)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.

(2)	Represents the aggregate principal amount of 0.75% Convertible Senior Subordinated Notes due 2024 that we sold in December 2004.

(3)	Exclusive of accrued interest, if any.

(4)	Each share of common stock includes one preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights.

(5)	Represents the number of shares of common stock that are initially issuable upon conversion of the notes registered hereby, at the rate of 19.7918 shares of common stock per $1,000 principal amount of notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes by means of adjustment of the conversion price pursuant to the terms of the notes.

(6)	No additional consideration will be received for the common stock issuable upon conversion of the notes. Therefore, pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee required with respect to the shares of common stock registered hereby.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2005

PROSPECTUS

$125,000,000

0.75% Convertible Senior Subordinated Notes due 2024

and the Common Stock Issuable Upon Conversion of the Notes

        We sold $100 million aggregate principal amount of our 0.75% Convertible Senior Subordinated Notes due 2024 on December 7, 2004 and an additional $25 million aggregate principal amount of the notes on December 17, 2004 in private placements. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. We will not receive any of the proceeds from this offering.

        We will pay interest on the notes on June 1 and December 1 of each year, beginning on June 1, 2005. Beginning on December 1, 2009, we will pay additional contingent interest on the notes if the average trading price of the notes is above a specified level during a specified period, as described in this prospectus.

        The notes are convertible into shares of our common stock in accordance with the terms and conditions of the notes prior to January 1, 2020 or their prior redemption by us. The notes are convertible by holders into shares of our common stock, initially at a conversion rate of 19.7918 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $50.53 per share of common stock, subject to adjustment in certain events, under the following circumstances:

•	during any calendar quarter after December 31, 2004 if the last reported sale price of our common stock for at least 20 days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the conversion price on such last trading day,

•	on or after January 1, 2020,

•	if we have called the notes for redemption, or

•	during prescribed periods, upon the occurrence of specified corporate transactions or fundamental changes as described in this prospectus.

Upon conversion of the notes, in lieu of delivering common stock, we may, in our discretion, deliver cash or a combination of cash and common stock. At any time prior to maturity, we can elect to obligate our company to satisfy our conversion obligation relating to 100% of the principal amount of the notes solely in cash, with any remaining amounts to be satisfied in cash, common stock, or a combination of cash and common stock, as described in this prospectus. If certain fundamental changes occur on or prior to December 1, 2009, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, in each case as described herein.

        On or after December 1, 2009, we may redeem all or a portion of the notes at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest. Holders may require us to repurchase all or part of their notes on December 1, 2009, December 1, 2014, and December 1, 2019 and in the event of a fundamental change, as described in this prospectus, at a price of 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest.

        The notes are general unsecured obligations, ranking junior in right of payment to all of our existing and future senior indebtedness, including any indebtedness under our existing or any future credit facility, equally in right of payment with any existing and future indebtedness or other obligations that are not by their terms either senior or subordinated to the notes, and senior in right of payment to any of our future indebtedness that, by its terms, is subordinated to the notes. In addition, the notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. The indenture governing the notes does not limit the incurrence by us or our subsidiaries of senior indebtedness or other indebtedness.

        There is no public market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes currently trade on The PORTAL Market. However, once notes are sold under this prospectus, these notes will no longer trade on The Portal Market.

        Our common stock is traded on the Nasdaq National Market under the symbol “SYNA.” On January 25, 2005, the last reported sale price of our common stock was $37.03 per share.

        Investing in the notes and in our common stock involves significant risks. See the Risk Factors section beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2005.

ABOUT THIS PROSPECTUS

      You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We and the selling securityholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date on their covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under “Prospectus Summary” and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, intentions, or expectations will be achieved. Actual results may differ materially from those stated in these forward-looking statements as a result of a variety of factors, including those described under “Risk Factors.” All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling securityholders undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that you should consider before buying the securities offered hereby. You should read the entire prospectus, including the Risk Factors section and the financial data and related notes included in this prospectus and incorporated by reference herein, before deciding to invest in the securities offered hereby.

The Company

Our Business

      We are a leading worldwide developer and supplier of custom-designed user interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. In our fiscal year ended June 30, 2004, we estimate that more than half of all notebook computers and hard-disk drive, or HDD, portable digital music players shipped contained our products. Our original equipment manufacturer, or OEM, customers include the world’s ten largest PC OEMs and the largest HDD portable digital music player OEM. We generally supply our OEM customers through their contract manufacturers, which take delivery of our products and pay us directly for them. These contract manufacturers include Asusalpha, Compal, Elitegroup Computers, Foxconn, Inventec, LG, and Shanghai Yi Hsin.

      The latest industry projections for notebook shipments for the period 2003-2007 suggest a compound annual growth rate of 19.1% compared with 6.5% for desktop computers, reflecting the continuing trend toward mobile computing and remote access. Based on the strength of our technology and engineering know-how, we believe we are well positioned to take advantage of the growth opportunity in the notebook market and to provide innovative, value-added interface solutions for each of the key end-user preferences. We estimate that in fiscal 2004 approximately 68% of all notebook computers sold used solely a touch pad interface; 8% used solely a pointing stick interface; and 24% used a dual pointing interface, which consists of both a touch pad and a pointing stick. Our notebook product lines of touch pads and pointing sticks allow us to address 100% of the total notebook market.

      Industry projections for the portable digital music player market for flash memory and HDD devices for the period 2003-2007 suggest a compound annual growth rate of 47% for that market and a compound annual growth rate of 70% for the HDD segment of that market, reflecting the trend toward digital music player products containing greater data storage capacities. These products require a simple, reliable, and intuitive user interface solution to navigate efficiently through menus and scroll through extensive play lists and songs contained on the HDD. We believe we are uniquely positioned to take advantage of this rapidly growing market based on our technology, engineering know-how, and the broad acceptance of our custom-designed user interface solutions currently found in the top selling HDD digital music players.

      Our TouchPadTM is a small, touch-sensitive pad that senses the position of a person’s finger on its surface to provide screen navigation, cursor movement, and a platform for interactive input. Our TouchPads offer various advanced features, such as virtual scrolling; customizable tap zones to simulate mouse clicks, launch applications, or perform other select functions; Palm CheckTM to eliminate false activation; and Edge MotionTM to continue cursor movement when the user’s finger reaches the edge of the touch pad. Our TouchPads are custom designed to meet our OEM customers’ specifications regarding electrical interface, size, thickness, functionality, and driver software for various advanced features and operating systems. Our pointing stick solutions, including TouchStykTM, our proprietary pointing stick solution, enable computer manufacturers to offer end users the choice of a touch pad, a pointing stick, or a combination of both interface devices. TouchStyk is a self-contained, easily integrated module that uses similar sensing technology as our TouchPad. Our QuickStroke® provides a fast, easy, and accurate way to input Chinese characters.

      We believe our extensive intellectual property portfolio, our experience in providing interface solutions to major OEMs, and our proven track record of growth in our expanding core notebook computer interface business position us to be a key technological enabler for multiple applications in many markets. Based on these strengths, we are addressing the opportunities created by the growth of a new class of mobile computing and communications devices, which we call information appliances, or “iAppliances,” as well as a variety of other electronic devices. iAppliances include portable digital music players, personal digital assistants, or PDAs, and smart phones, as well as a variety of mobile, handheld, wireless, and Internet devices. Other electronic devices include touchpads for set-top box remote controls for Internet access and home entertainment utilizing the user’s television screen as the monitor as well as touch screens for use in ATMs, kiosks, web phones, and interactive gaming machines. We believe our existing technologies, our new product solutions, and our emphasis on ease of use, small size, low power consumption, advanced functionality, durability, and reliability will enable us to penetrate further the markets for iAppliances and other electronic devices.

      We continually strive to introduce new user interface and technology solutions, including solutions for iAppliance and other electronic devices. Our innovative solutions include TouchRingTM, SpeakerPadTM, LuxPadTM, Fingerprint TouchPad, NavPointTM, LightTouchTM, ScrollStripTM, ClearPadTM, and MobileTouchTM as well as touch pads with embedded character recognition software, and touch sensing modules for large touch screens. Our TouchRing is an integrated solid-state circular scrolling wheel utilizing our capacitive touch sensing technology that enables the user to navigate efficiently through menus and scroll through extensive play lists and songs found on HDD portable digital music players. Our SpeakerPad integrates our TouchPad and an audio speaker that saves space and fosters thinner, more compact notebooks; offers a simplified and improved design and manufacturing process; and provides quality sound. Our LuxPad is an innovative illuminated TouchPad designed to be appealing to customers and to serve as a product differentiator for our customers. Our ScrollStrip provides a simple and intuitive way for users to scroll through menus, web pages, and documents. Our NavPoint offers users improved functionality and versatility in accessing and managing content in handheld devices. Our LightTouch is a simple, easy to use, stylish interface solution that replaces mechanical buttons with an illuminated sensor. Our Fingerprint TouchPad combines our TouchPad with an advanced biometric sensor and software to provide a complete biometric security solution for notebook OEMs. The fingerprint recognition features of the Fingerprint TouchPad replace the need for a user name and password combination with the user’s fingerprint. The Fingerprint TouchPad has the dual advantage of providing security by restricting log-in access to anyone other than the rightful user and providing user convenience by making it easier and faster to log in since a user name and password are not needed. Our ClearPadTM solution is a clear, thin sensor that can be placed over any surface, including display devices, such as liquid crystal displays, or LCDs. The ClearPad is a lightweight, low power consumption solution, and its flexible design allows it to be mounted on curved surfaces, such as the lens of a cellular phone. MobileTouch replaces the mechanical buttons on mobile phones with a capacitive sensor that translates finger movement for scrolling, selection, and cursor control into on-screen navigation. Our TouchPad with embedded Chinese character recognition software, allows users to interface application specific content, such as electronic payment processing, map locators, and short messaging services.

Our Strategy

      Our objective is to continue to enhance our position as the world’s leading supplier of interface solutions for the notebook computer market and portable digital music players and to become a leading supplier of interface solutions for other iAppliances and electronic devices. Key aspects of our strategy to achieve this objective include the following:

•	utilize our extensive intellectual property portfolio and technological expertise to provide competitive advantages, extend the functionality of our product solutions, and offer innovative product solutions to customers across multiple market segments;

•	continue to introduce market-leading interface solutions in terms of performance, functionality, size, and ease of use;

•	capitalize on the growth of new markets, including the iAppliance markets, brought about by the convergence of computing, communications, and entertainment devices;

•	emphasize and expand our strong and long-lasting customer relationships and provide the most advanced interface solutions for our customers’ products; and

•	pursue strategic relationships and acquisitions to enhance our ability to offer value-added customer solutions, penetrate new markets, and strengthen the technological leadership of our product solutions.

Our Offices

      We maintain our principal executive offices at 2381 Bering Drive, San Jose, California 95131, and our telephone number is (408) 434-0110. Our website is located at www.synaptics.com. The information on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, and our current reports on Form 8-K as well as Form 3, Form 4, and Form 5 Reports for our directors, officers, and principal stockholders, together with amendments to those reports filed or furnished pursuant to Section 13(a), 15(d), or 16 under the Securities Exchange Act. These reports are available as soon as reasonably practicable after their electronic filing with the Securities and Exchange Commission. We also post on our website the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct, and our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print by contacting our corporate secretary at our executive offices.

The Offering

      The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that will be important to a holder of the notes. For a more complete understanding of the notes, please see “Description of Notes” in this prospectus. For purposes of the description of the notes included in this prospectus, references to “us,” “we,” and “our” refer only to Synaptics Incorporated.

Issuer	Synaptics Incorporated, a Delaware corporation.

Securities Offered	$125.0 million aggregate principal amount of 0.75% Convertible Senior Subordinated Notes due 2024 and common stock issuable upon conversion of the notes.

Maturity Date of Notes	December 1, 2024, unless earlier repurchased, redeemed, or converted.

Ranking of Notes	The notes are our unsecured senior subordinated obligations, ranking as follows:

• junior in right of payment to all of our existing and future senior indebtedness, including any indebtedness under our existing, or any future, credit facility;

• equally in right of payment with any existing and future indebtedness or other obligations that are not, by their terms, either senior or subordinated to the notes, including trade debt and other general unsecured obligations that do not constitute senior or subordinated indebtedness; and

• senior in right of payment to any of our future indebtedness that, by its terms, is subordinated to the notes.

The notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Interest	The notes bear interest at an annual rate of 0.75% from December 7, 2004, or from the most recent date to which interest has been paid or provided for, until, but not including,

December 1, 2024, payable semi-annually in arrears on June 1 and December 1 of each year to holders of record at the close of business on the May 15 or November 15 immediately preceding such interest payment date. The first such interest payment date will be June 1, 2005. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest	We will pay contingent interest to the holders of the notes during any six-month period from December 1 to May 31, and from June 1 to November 30, commencing with the six-month period beginning on December 1, 2009, if the average market price of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per note with respect to any six-month period will equal 0.375% per annum of the average market price of such note for the five trading day period referred to above.

Conversion Rights	The notes may be converted by the holders into shares of our common stock, initially at a conversion rate of 19.7918 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $50.53 per share of common stock, subject to adjustment in certain events, under the following circumstances:

• during any calendar quarter commencing after December 31, 2004, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price on such last trading day;

• on or after January 1, 2020;

• if we have called the notes for redemption; or

• during prescribed periods, upon the occurrence of specified corporate transactions or fundamental changes described in this prospectus.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash, or a combination of cash and shares of our common stock. At any time prior to maturity, we can elect to obligate our company to satisfy our conversion obligation relating to 100% of the principal amount of the notes solely in cash, with any remaining amounts to be satisfied in cash, common stock, or a combination of cash and common stock. If we elect to do so, we will notify holders that we intend to settle the principal amount of the notes upon conversion in cash, which is referred to as the “principal conversion settlement election.” Once provided to holders, this notification is irrevocable and will apply with regard to any conversion of the notes even if the notes cease to be convertible, but subsequently become convertible again. See “Description of Notes — Conversion Procedures — Settlement Upon Conversion.”

We will not be required to notify holders of our method for settling our conversion obligation relating to the amount of the conversion value or, if we have made a principal conversion settlement election, our method of settling the excess of our conversion obligation relating to the amount of the conversion value above the principal amount, if any, until notes are submitted for conversion. Settlement entirely in common stock will occur as soon as practicable after we notify the holder that we have chosen this method of settlement. Settlement in cash or in a combination of cash and common stock will occur on the third trading day following the final day of a 20 trading day cash settlement averaging period beginning on the final trading day following the final day of a three business day conversion retraction period or, if no retraction period is applicable, the final trading day following the settlement notice period. See “Description of Notes — Conversion Procedures — Settlement Upon Conversion.”

If you elect to convert your notes in connection with certain fundamental changes that occur on or prior to December 1, 2009, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion, or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligations so that the notes are convertible into shares of the acquiring or surviving company.

Upon any conversion, you will not, except in certain limited circumstances, receive any cash payment representing accrued and unpaid interest.

Optional Redemption	On or after December 1, 2009, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

Purchase of Notes at a Holder’s Option	Holders have the right to require us to repurchase all or a portion of their notes for cash on December 1, 2009, December 1, 2014, and December 1, 2019. The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.

Fundamental Change	Upon the occurrence of a fundamental change, as described in this prospectus, and before the maturity or redemption of the notes, holders may require us to purchase for cash all or any part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest and additional interest, if any) up to, but not including, the fundamental change purchase date. See “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Sinking Fund	None.

Registration Rights	We have agreed to use our best efforts to keep the shelf registration statement, of which this prospectus forms a part, effective until the earlier of the following:

• two years after the latest date on which we issued the notes; or

• the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of us are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

• the date on which all of the notes and common stock issuable upon conversion of the notes of those holders have been registered under the shelf registration statement and disposed of in accordance with such shelf registration statement; and

• the date on which all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion, or otherwise) or have been disposed of in accordance with the shelf registration statement.

If we fail to maintain our obligation with respect to registration, we will be required to pay you additional interest on your notes or to issue additional shares upon conversion of your notes, as described in this prospectus. See “Description of Notes — Registration Rights.”

Book-Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Form, Denomination, and Registration.”

Trading	The notes are eligible for trading on The PORTAL Market. However, notes sold using this prospectus will no longer be eligible for trading on The PORTAL Market.

Nasdaq National Market Symbol	The trading symbol for our common stock is “SYNA.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes.

U.S. Federal Income Tax Considerations	We and each holder agree in the indenture, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments. As a result, a U.S. holder will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of any cash interest received on the notes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the notes at the “comparable yield” of the notes, which we have determined to be 8.50% per annum, compounded semi-annually. U.S. holders will be required to accrue original issue discount income at this rate on a constant yield to maturity basis (subject to certain adjustments). A U.S. holder also will recognize gain or loss on the sale, exchange, conversion, repurchase, or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, repurchase, or retirement, including the fair market value of any common stock received upon conversion or otherwise, and the U.S. holder’s “adjusted tax basis” in the note. Any gain recognized by a U.S. holder on the sale, exchange, conversion, repurchase, or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income; and the balance will be treated as capital loss. The deductibility of capital losses is subject to limitations. However, the proper U.S. federal income tax treatment of a holder of a note is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, the amount, timing, character, and treatment of income, gain, or loss recognized in respect of the notes could be significantly altered. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors

      Investing in the notes or in our common stock involves a number of material risks. For a discussion of certain risks that should be considered in connection with an investment in the notes or in our common stock, see “Risk Factors” beginning on page 8 of this prospectus.

Accounting Periods

      Our fiscal year ends on the last Saturday in June. For ease of presentation, the financial information in this prospectus has been shown as ending on June 30 and calendar quarter end dates for all annual, interim, and quarterly periods.

RISK FACTORS

      An investment in the notes, and the common stock issuable upon conversion of the notes, involves various risks. You should carefully consider the following risk factors, together with all the other information included or incorporated by reference in this prospectus, before purchasing notes or our common stock.

Risks Related to our Business

We currently depend on our TouchPad and TouchStyk products and the notebook computer market for a majority of our revenue, and a downturn in these products or this market could have a more disproportionate impact on our revenue than if we were more diversified.

      Historically, we derived a substantial portion of our revenue from the sale of our TouchPad and TouchStyk products for notebook computers. While our long-term objective is to derive revenue from multiple interface solutions for both the notebook computer market and the iAppliance and other electronic device markets, we anticipate that sales of our TouchPads and TouchStyks for notebooks will continue to represent a significant portion of our revenue, at least in the near term. The PC market as a whole has experienced a slowdown in growth. A continuing or accelerating softening in the demand in the notebook portion of the PC market or the level of our participation in that market would cause our business, financial condition, and results of operations to suffer more than they would have if we offered a more diversified line of products.

We cannot assure you that our interface solutions for portable digital music players will continue to expand or that our interface business for other iAppliances and electronic devices will be successful.

      We cannot assure you that our interface solutions for portable digital music players will continue to expand. Any downturn in this business would adversely affect our operating results. In addition, our interface business for other iAppliances and electronic devices faces many uncertainties. Our inability to address these uncertainties successfully and to become a leading supplier of interfaces to these other markets would result in a slower growth rate than we currently anticipate. We do not know whether our user interface solutions for these other markets will gain market acceptance or will ever result in a substantial portion of our revenue on a consistent basis. The failure to succeed in these other markets would result in no return on the substantial investments we have made to date and plan to make in the future to penetrate these markets.

      Various target markets for our interfaces, such as those for PDAs, smart phones, smart handheld devices, web terminals, Internet appliances, and interactive games and toys, are uncertain, may develop slower than anticipated, or could utilize competing technologies. The market for certain of these products depends in part upon the development and deployment of wireless and other technologies, which may or may not address the needs of users of these new products.

      Our ability to generate significant revenue from the iAppliance and other electronic device markets other than portable digital music players will depend on various factors, including the following:

•	the development and growth of these markets;

•	the ability of our technologies and product solutions to address the needs of these markets, the requirements of OEMs, and the preferences of end users; and

•	our ability to provide OEMs with interface solutions that provide advantages in terms of size, power consumption, reliability, durability, performance, and value-added features compared to alternative solutions.

      Many manufacturers of these products have well-established relationships with competitive suppliers. Penetrating these markets will require us to offer better performance alternatives to existing solutions at competitive costs. We generally do not have a significant backlog of orders for our interface solutions to be incorporated in products in these markets. The revenue and income potential from these markets is unproven. The failure of any of these target markets to develop as we expect, or our failure to penetrate these markets, will impede our anticipated sales growth and could result in substantially reduced earnings from those we anticipate. These markets, primarily portable digital music players, accounted for approximately 16% of our revenue in fiscal 2004, up from 7% in fiscal 2003. We cannot predict the size or growth rate of these markets or the market share we will achieve in these markets in the future.

Our historical financial information is based on sales of interface solutions to the notebook computer market and may not be indicative of our future performance in other markets.

      Our historical financial information primarily reflects the sale of interface solutions for notebook computers. While we expect sales of our interface solutions for notebook computers to continue to generate a substantial percentage of our revenue, we expect to derive an increasing percentage of our revenue from sales of our product solutions for additional markets, including portable digital music players and other iAppliances and electronic devices. We have a limited operating history in these markets upon which you can evaluate our prospects, which may make it difficult to predict our actual results in future periods. Actual results of our future operations may differ materially from our anticipated results.

The products of our customers may not achieve market acceptance, particularly in the case of iAppliances and other electronic devices other than portable digital music players, and our sales will decline if sales of those products do not develop or decline.

      We do not sell any products to end users. Instead, we design various interface solutions that our OEM customers incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers’ products. We do not control or influence the manufacture, promotion, distribution, or pricing of the products that incorporate our interface solutions. Instead, we depend on our customers to manufacture and distribute products incorporating our interface solutions and to generate consumer demand through marketing and promotional activities. Even if our technologies successfully meet our customers’ price and performance goals, our sales would decline or fail to develop if our customers do not achieve commercial success in selling their products that incorporate our interface solutions.

      Our customer base historically consisted primarily of major U.S.-based OEMs that sell notebook computers worldwide. During fiscal 2002, we began to ship products to many of the Japan-based OEMs. Competitive advances by OEMs, which do not utilize our interface solutions broadly in their product offerings, at the expense of our OEM customers could result in lost sales opportunities for our customers. The portable digital music player market also has become an important factor in our operating results. Any significant slowdown in the demand for our customers’ products or the failure in the marketplace of new products of our customers would adversely affect the demand for our interface solutions and our future sales would decline.

If we fail to maintain and build relationships with our customers and do not continue to satisfy our customers, we may lose future sales and our revenue may stagnate or decline.

      Because our success depends on the widespread market acceptance of our customers’ products, we must continue to maintain our relationships with the leading notebook computer and portable digital music player OEMs. In addition, we must identify areas of significant growth potential in other markets, establish relationships with OEMs in those markets, and assist those OEMs in developing products that use our interface technologies. Our failure to identify potential growth opportunities, particularly in new markets, or establish and maintain relationships with OEMs in those markets, would prevent our business from growing in those markets.

      Our ability to meet the expectations of our customers requires us to provide innovative interface solutions for customers on a timely and cost-effective basis and to maintain customer satisfaction with our interface solutions. We must match our design and production capacity with customer demand, maintain satisfactory delivery schedules, and meet performance goals. If we are unable to achieve these goals for any reason, our customers could reduce their purchases from us and our sales would decline or fail to develop.

      Our customer relationships also can be affected by factors affecting our customers that are unrelated to our performance. These factors can include a myriad of situations, including business reversals of customers, determinations by customers to change their product mix or abandon business segments, or mergers, consolidations, or acquisitions involving our customers, such as the recent combination of Compaq and Hewlett-Packard.

In fiscal 2004, two customers accounted for an aggregate of 35% of our sales, and the loss of sales to either of those companies could harm our business, financial condition, and results of operations.

      Sales to two companies that provide manufacturing services for major notebook computer OEMs accounted for an aggregate of 35% of our net revenue during the fiscal year ended June 30, 2004, and three companies accounted for an aggregate of 30% of our net revenue for the fiscal year ended June 30, 2003. These companies are Inventec and Compal in fiscal 2004 and Inventec, Shanghai Yi Hsin, and Foxconn in fiscal 2003. Additionally, receivables from Inventec and Compal comprised a total of 41% of our accounts receivable at June 30, 2004.

      These contract manufacturers serve our OEM customers. Any material delay, cancellation, or reduction of orders from any one or more of these contract manufacturers or the OEMs they serve could harm our business, financial condition, and results of operations. The adverse effect would be more substantial if our other customers in the notebook computer industry do not increase their orders or if we are unsuccessful in generating orders for interface solutions in other markets, including iAppliances and other electronic devices, from existing or new customers. Many of these contract manufacturers sell to the same OEMs, and therefore our concentration with certain OEMs may be higher than with any individual contract manufacturer. Concentration in our customer base may make fluctuations in revenue and earnings more severe and make business planning more difficult.

Our revenue may decline if customers for which we are sole source providers seek alternative sources of supply.

      We serve as the sole source provider for some of our customers. Those customers may choose to reduce their dependence on us by seeking second sources of supply, which could reduce our revenue. To remain a sole source provider, we must continue to demonstrate to our customers that we have adequate alternate sources for components, that we maintain adequate alternatives for production, and that we can deliver high value added products on a timely basis.

We rely on others for our production, and any interruptions of these arrangements could disrupt our ability to fill our customers’ orders.

      We outsource through contract manufacturers for all of our production requirements. The majority of our manufacturing is conducted in China, Hong Kong, Thailand, and Taiwan by manufacturing subcontractors that also perform services for numerous other companies. We do not have a guaranteed level of production capacity. Qualifying new manufacturing subcontractors, and specifically semiconductor foundries, is time-consuming and might result in unforeseen manufacturing and operations problems. The loss of our relationships with our manufacturing subcontractors or assemblers or their inability to conduct their manufacturing and assembly services for us as anticipated in terms of cost, quality, and timeliness could adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm our business.

We depend on third parties to maintain satisfactory manufacturing yields and delivery schedules, and their inability to do so could increase our costs, disrupt our supply chain, and result in our inability to deliver our products, which would adversely affect our results of operations.

      We depend on our manufacturing subcontractors to maintain high levels of productivity and satisfactory delivery schedules at manufacturing and assembly facilities in China, Hong Kong, Thailand, and Taiwan. We provide our manufacturing subcontractors with six-month rolling forecasts of our production requirements. We do not, however, have long-term agreements with any of our manufacturing subcontractors that guarantee production capacity, prices, lead times, or delivery schedules. Our manufacturing subcontractors serve other customers, a number of which have greater production requirements than we do. As a result, our manufacturing subcontractors could determine to prioritize production capacity for other customers or reduce or eliminate deliveries to us on short notice. At times, we have experienced lower than anticipated manufacturing yields and lengthening of delivery schedules. Lower than expected manufacturing yields could increase our costs or disrupt our supplies. We may encounter lower manufacturing yields and longer delivery schedules in commencing volume production of our new products. Any of these problems could result in our inability to deliver our product solutions in a timely manner and adversely affect our operating results.

Shortages of components and materials may delay or reduce our sales and increase our costs, thereby harming our results of operations.

      The inability to obtain sufficient quantities of components and other materials necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of foreign suppliers, particularly suppliers located in Asia. In most cases, neither we nor our manufacturing subcontractors have long-term supply contracts with these suppliers. As a result, we are subject to economic instability in these Asian countries as well as to increased costs, supply interruptions, and difficulties in obtaining materials. Our customers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products into which our product solutions are incorporated.

      From time to time, materials and components used in our product solutions or in other aspects of our customers’ products have been subject to allocation because of shortages of these materials and components. During portions of fiscal 2000 and 2001, limited manufacturing capacity for ASICs resulted in significant cost increases of our ASICs. Similar shortages in the future could cause delayed shipments, customer dissatisfaction, and lower revenue.

We are subject to lengthy development periods and product acceptance cycles, which can result in development and engineering costs without any future revenue.

      We provide interface solutions that are incorporated by OEMs into the products they sell. OEMs make the determination during their product development programs whether to incorporate our interface solutions or pursue other alternatives. This process requires us to make significant investments of time and resources in the custom design of interface solutions well before our customers introduce their products incorporating these interfaces and before we can be sure that we will generate any significant sales to our customers or even recover our investment. During a customer’s entire product development process, we face the risk that our interfaces will fail to meet our customer’s technical, performance, or cost requirements or that our products will be replaced by competitive products or alternative technological solutions. Even if we complete our design process in a manner satisfactory to our customer, the customer may delay or terminate its product development efforts. The occurrence of any of these events could cause sales to not materialize, to be deferred, or to be cancelled, which would adversely affect our operating results.

We do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs.

      Our customers do not provide us with firm, long-term volume purchase commitments, but instead issue purchase orders. As a result, customers can cancel purchase orders or reduce or delay orders at any time. The cancellation, delay, or reduction of customer purchase orders could result in reduced revenue, excess inventory, and unabsorbed overhead. Most of our sales to date have been in the notebook computer market, and we expect an increasing portion of our sales will be in the iAppliance and other electronic devices markets, particularly in the digital music player market. All of these markets are subject to severe competitive pressures, rapid technological change, and product obsolescence, which increase our inventory and overhead risks, resulting in increased costs.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced revenue.

      We serve intensely competitive markets that are characterized by price erosion, rapid technological change, and competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Any movement away from high-quality, custom designed, feature rich interface solutions to lower priced alternatives would adversely affect our business. Some of our competitors, particularly in the markets for iAppliances and other electronic devices, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new product solutions and respond to customer requirements more quickly than we can. Our competitive position could suffer if one or more of our customers decide to design and manufacture their own interfaces, to contract with our competitors, or to use alternative technologies.

      Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

•	our success in designing and introducing new interface solutions, including those implementing new technologies;

•	our ability to predict the evolving needs of our customers and to assist them in incorporating our technologies into their new products;

•	our ability to meet our customer’s requirements for low power consumption, ease of use, reliability, durability, and small form factor;

•	the quality of our customer services;

•	the rate at which customers incorporate our interface solutions into their own products;

•	product or technology introductions by our competitors; and

•	foreign currency fluctuations, which may cause a foreign competitor’s products to be priced significantly lower than our product solutions.

If we do not keep pace with technological innovations, our products may not be competitive and our revenue and operating results may suffer.

      We operate in rapidly changing markets. Technological advances, the introduction of new products, and new design techniques could adversely affect our business unless we are able to adapt to the changing conditions. Technological advances could render our solutions obsolete, and we may not be able to respond effectively to the technological requirements of evolving markets. As a result, we will be required to expend substantial funds for and commit significant resources to

•	continue research and development activities on existing and potential interface solutions,

•	hire additional engineering and other technical personnel, and

•	purchase advanced design tools and test equipment.

      Our business could be harmed if we are unable to develop and utilize new technologies that address the needs of our customers, or our competitors or customers do so more effectively than we do.

Our efforts to develop new technologies may not result in commercial success, which could cause a decline in our revenue and could harm our business.

      Our research and development efforts with respect to new technologies may not result in customer or market acceptance. Some or all of those technologies may not successfully make the transition from the research and development lab to cost-effective production as a result of technology problems, competitive cost issues, yield problems, and other factors. Even when we successfully complete a research and development effort with respect to a particular technology, our customers may decide not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

•	difficulties with other suppliers of components for the products,

•	superior technologies developed by our competitors and unfavorable comparisons of our solutions with these technologies,

•	price considerations, and

•	lack of anticipated or actual market demand for the products.

      The nature of our business requires us to make continuing investments for new technologies. Significant expenses relating to one or more new technologies that ultimately prove to be unsuccessful for any reason could have a material adverse effect on us. In addition, any investments or acquisitions made to enhance our technologies may prove to be unsuccessful. If our efforts are unsuccessful, our business could be harmed.

We may not be able to enhance our existing product solutions and develop new product solutions in a timely manner.

      Our future operating results will depend to a significant extent on our ability to continue to provide new interface solutions that compare favorably with alternative solutions on the basis of time to introduction, cost, and performance. Our success in maintaining existing and attracting new customers and developing new business depends on various factors, including the following:

•	innovative development of new solutions for customer products,

•	utilization of advances in technology,

•	maintenance of quality standards,

•	efficient and cost-effective solutions, and

•	timely completion of the design and introduction of new interface solutions.

      Our inability to enhance our existing product solutions and develop new product solutions on a timely basis could harm our operating results and impede our growth.

A technologically new interface solution that achieves significant market share could harm our business.

      Our interface solutions are designed to integrate touch, handwriting, and vision capabilities. New computing and communications devices could be developed that call for a different interface solution. Existing devices also could be modified to allow for a different interface solution. Our business could be harmed if our products become noncompetitive as a result of a technological breakthrough that allows a new interface solution to displace our solutions and achieve significant market acceptance.

International sales and manufacturing risks could adversely affect our operating results.

      Our manufacturing and assembly operations are conducted in China, Thailand, Hong Kong, and Taiwan by manufacturing contractors, and we have other operations in Hong Kong, Japan, Taiwan, China, and the United Kingdom. These international operations expose us to various economic, political, and other risks that could adversely affect our operations and operating results, including the following:

•	difficulties and costs of staffing and managing a multi-national organization,

•	unexpected changes in regulatory requirements,

•	differing labor regulations,

•	potentially adverse tax consequences,

•	tariffs and duties and other trade barrier restrictions,

•	possible employee turnover or labor unrest,

•	greater difficulty in collecting accounts receivable,

•	the burdens and costs of compliance with a variety of foreign laws,

•	potentially reduced protection for intellectual property rights, and

•	political or economic instability in certain parts of the world.

      The risks associated with international operations could negatively affect our operating results.

Our business may suffer if international trade is hindered, disrupted, or economically disadvantaged.

      Political and economic conditions abroad may adversely affect the foreign production and sale of our products. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could adversely affect our ability to sell interface solutions in foreign markets and to obtain materials or equipment from foreign suppliers.

      Changes in policies by the U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on the transfer of funds, or the expropriation of private enterprises also could have a material adverse effect on us. Any actions by countries in which we conduct business to reverse policies that encourage foreign investment or foreign trade also could adversely affect our operating results. In addition, U.S. trade policies, such as “most favored nation” status and trade preferences for certain Asian nations, could affect the attractiveness of our services to our U.S. customers and adversely impact our operating results.

Our operating results could be adversely affected by fluctuations in the value of the U.S. dollar against foreign currencies.

      We transact business predominantly in U.S. dollars and bill and collect our sales in U.S. dollars. A weakening of the dollar could cause our overseas vendors to require renegotiation of the prices we pay for their goods and services. In the future, customers may make payments in non-U.S. currencies. In addition, a portion of our costs, such as payroll, rent, and indirect operating costs, are denominated in non-U.S. currencies, including British pounds, Hong Kong dollars, Japanese Yen, Chinese Yuan, and Taiwan dollars.

      Fluctuations in foreign currency exchange rates could affect our cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact of future exchange rate fluctuations on our operating results.

A majority of our outsourced operations are located in Taiwan, Hong Kong, and China, increasing the risk that a natural disaster, labor strike, war, or political unrest in those countries would disrupt our operations.

      A majority of our outsourced operations are located in Taiwan, Hong Kong, and China. Events out of our control, such as earthquakes, fires, floods, or other natural disasters or political unrest, war, labor strikes, or work stoppages, in these countries would disrupt our operations. The risk of earthquakes in Taiwan is significant because of its proximity to major earthquake fault lines. An earthquake, such as the one that occurred in Taiwan in September 1999, could cause significant delays in shipments of our product solutions until we are able to shift our outsourced operations. In addition, there is political tension between Taiwan and China, which could lead to hostilities. If any of these events occur, we may not be able to obtain alternative capacity. Failure to secure alternative capacity could cause a delay in the shipment of our product solutions, which would cause our revenue to fluctuate or decline.

Variability of customer requirements resulting in cancellations, reductions, or delays may adversely affect our operating results.

      OEM suppliers must provide increasingly rapid product turnaround and respond to ever-shorter lead times. A variety of conditions, both specific to individual customers and generally affecting the demand for their products, may cause customers to cancel, reduce, or delay orders. Cancellations, reductions, or delays by a significant customer or by a group of customers could adversely affect our operating results. On occasion, customers require rapid increases in production, which can strain our resources and reduce our margins. Although we have been able to obtain increased production capacity from our third-party manufacturers, we may be unable to do so at any given time to meet our customers’ demands if their demands exceed anticipated levels.

If we fail to manage our growth effectively, our infrastructure, management, and resources could be strained, our ability to effectively manage our business could be diminished, and our operating results could suffer.

      The failure to manage our growth effectively could strain our resources, which would impede our ability to increase revenue. We have increased the number of our interface solutions and plan to expand further the number and diversity of our solutions and their use in the future. Our ability to manage our planned diversification and growth effectively will require us to

•	successfully hire, train, retain, and motivate additional employees, including employees outside of the United States;

•	enhance our operational, financial, and management systems; and

•	expand our production capacity.

      As we expand and diversify our product and customer base, we may be required to increase our overhead and selling expenses. We also may be required to increase staffing and other expenditures, including expenses in order to meet the anticipated demand of our customers. Our customers, however, do not commit to firm production schedules for more than a short time in advance. Any increase in expenses in anticipation of future orders that do not materialize would adversely affect our profitability. Our customers also may require rapid increases in design and production services that place an excessive short-term burden on our resources and the resources of our third-party manufacturers. If we cannot manage our growth effectively, our business and results of operations could suffer.

We depend on key personnel who would be difficult to replace and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

      Our success depends substantially on the efforts and abilities of our senior management and technical personnel. The competition for qualified management and technical personnel, especially engineers, is intense. Although we maintain noncompetition and nondisclosure covenants with most of our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel and capable sales and customer-support employees outside of the United States, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

      Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of patents, copyrights, trade secrets, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We license from third parties certain technology used in and for our products. These third-party licenses are granted with restrictions, and there can be no assurances that such third-party technology will remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, financial condition, and results of operations. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

      Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have not applied for, and do not have, any copyright registration on our technologies or products. We have applied to register certain of our trademarks in the United States and other countries. There can be no assurances that we will obtain registrations of principle or other trademarks in key markets. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

      We do not consistently rely on written agreements with our customers, suppliers, manufacturers, and other recipients of our technologies and products, and therefore some trade secret protection may be lost and our ability to enforce our intellectual property rights may be limited. Additionally, our customers, suppliers, manufacturers, and other recipients of our technologies and products may seek to use our technologies and products without appropriate limitations. In the past, we did not consistently require our employees and consultants to enter into confidentiality agreements, employment agreements, or proprietary information and invention assignment agreements. Therefore, our former employees and consultants may try to claim some ownership interest in our technologies and products and may use our technologies and products competitively and without appropriate limitations.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

      We may receive notices from third parties that claim our products infringe their rights. From time to time, we receive notice from third parties of the intellectual property rights such parties have obtained. We cannot be certain that our technologies and products do not and will not infringe issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. There can be no assurance that such licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to us. If forced to cease using such technology, there can be no assurance that we would be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, financial condition, and results of operations.

      Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition, and results of operations. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

      The markets in which we compete are characterized by frequent litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Effective intellectual property protection may be unavailable or limited in some foreign countries, such as China and Taiwan, in which we operate. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

      Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

      In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we become subject to product returns and product liability claims resulting from defects in our products, we may fail to achieve market acceptance of our products and our business could be harmed.

      We develop complex products in an evolving marketplace. Despite testing by us and our customers, defects may be found in existing or new products. In fiscal 2001, a manufacturing error of one of our manufacturing subcontractors was discovered. Although the error was promptly discovered without significant interruption of supply and the manufacturing subcontractor rectified the problem at its own cost, any such manufacturing errors or product defects could result in a delay in recognition or loss of revenue, loss of market share, or failure to achieve market acceptance. Additionally, these defects could result in financial or other damages to our customers; cause us to incur significant warranty, support, and repair costs; and divert the attention of our engineering personnel from our product development efforts. In such circumstances, our customers could also seek and obtain damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly to defend. The occurrence of these problems would likely harm our business.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

      We anticipate that we will continue to enter into various additional strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.

      We expect to review opportunities to acquire other businesses and technologies that would complement our current interface solutions, expand the breadth of our markets, enhance our technical capabilities, or otherwise offer growth opportunities. While we have no current definitive agreements underway, we may acquire businesses, products, or technologies in the future. If we make any future acquisitions, we could issue stock that would dilute existing stockholders’ percentage ownership, incur substantial debt, or assume contingent liabilities. Our experience in acquiring other businesses and technologies is limited. Potential acquisitions also involve numerous risks, including the following:

•	problems assimilating the purchased operations, technologies, or products;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core businesses;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have little or no prior experience; and

•	potential loss of key employees of purchased organizations.

      We cannot assure you that we would be successful in overcoming problems encountered in connection with any acquisitions, and our inability to do so could disrupt our operations and adversely affect our business.

The PC and electronics industries are cyclical and may result in fluctuations in our operating results.

      The PC and electronics industries have experienced significant economic downturns at various times. These downturns are characterized by diminished product demand, accelerated erosion of average selling prices, and production overcapacity. In addition, the PC and electronics industries are cyclical in nature. We seek to reduce our exposure to industry downturns and cyclicality by providing design and production services for leading companies in rapidly expanding industry segments. We may, however, experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

The valuation of our technology conducted in connection with our international operating structure may be challenged, which could result in additional taxes, interest, and penalties.

      In June 2004, we implemented an international operating structure. Under the new structure, generally, one of our affiliates licensed from us certain rights to the pre-existing and in-process technology associated with our products for exploitation in the worldwide territory except the U.S., Japanese, and Korean markets, which we refer to as “ROW markets”. Our affiliate also acquired ownership of all future economic rights to product sales in ROW markets by entering into a cost sharing agreement with us, whereby we and our affiliate will share research and development costs in accordance with certain tax rules and regulations. Accompanying the implementation of the business structure, and performed with respect thereto, was an economic valuation of the technology with respect to the rights transferred to our affiliate. Although we have been advised by our economic valuation provider that the valuation is reasonable and that the appropriate valuation procedures and processes were used in preparing the valuation, there can be no guarantee that a tax authority will agree. In the case that a tax authority disagrees with the results of the valuation, it is possible that we may be found to have more income for the tax period(s) for which the disagreement exists and, as a result, additional tax and interest may result. Although it is the intent that the valuation satisfies the requirements of certain tax rules and regulations, there can be no guarantee that a tax authority will agree, in which case penalties could also apply.

We expect to incur additional expenses in complying with corporate governance and public disclosure requirements.

      Changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and Nasdaq National Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations, and standards are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal control over financial reporting and our external auditors’ audit of that assessment has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. In addition, it has become more difficult and more expensive for us to obtain director and officer liability insurance. Further, our board members, chief executive officer, and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Future changes in financial accounting standards or practices may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

      A change in accounting standards or practices could have a significant effect on our reported results of operations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, the Financial Accounting Standards Board has issued standards that change U.S. generally accepted accounting principles to require companies including us to recognize all share-based payments to employees, including grants of stock options, in financial statements based on their fair value and eliminates the pro forma footnote disclosures that were allowed as an alternative to financial statement recognition. This requirement, while not affecting our cash flow, will adversely affect our reported financial results and our ability to provide accurate guidance on our future reported financial results as a result of the variability of the factors used to establish the fair value of stock options.

Legislation affecting the markets in which we compete could adversely affect our ability to implement our iAppliance strategy.

      Our ability to expand our business may be adversely impacted by future laws or regulations. Our customers’ products may be subject to laws relating to communications, encryption technology, electronic commerce, e-signatures, and privacy. Any of these laws could be expensive to comply with, and the marketability of our products could be adversely affected.

We must finance the growth of our business and the development of new products, which could have an adverse effect on our operating results.

      To remain competitive, we must continue to make significant investments in research and development, marketing, and business development. Our failure to increase sufficiently our net sales to offset these increased costs would adversely affect our operating results.

      From time to time, we may seek additional equity or debt financing to provide for funds required to expand our business. We cannot predict the timing or amount of any such requirements at this time. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.

Risks Related to the Notes

We increased our leverage as a result of the sale of the notes.

      As a result of the sale of the notes, we incurred $125 million of indebtedness. As a result of this indebtedness, our interest payment obligations have increased. Our interest payment obligations on the notes will be $937,500 annually. The degree to which we are now leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions, or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to the financial, business, and other factors affecting our operations, many of which are beyond our control.

The notes are senior subordinated, and holders of senior indebtedness will be paid before holders of the notes are paid.

      The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including any indebtedness under our existing and any future credit facilities. We recently increased the limit under our existing credit facility from $10 million to $15 million. In addition, we may incur new indebtedness, which may be senior to the indebtedness represented by the notes. We are not prohibited from incurring debt, including indebtedness secured by our assets, under the indenture. In the event of our bankruptcy, liquidation, or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all of our secured indebtedness and other senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. See “Description of Notes — Ranking of Notes.”

Our indebtedness is effectively subordinated to the indebtedness of our subsidiaries.

      Our cash flow and ability to service our indebtedness, including the notes, depend, in part, upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends, or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor. In addition, our subsidiaries may become parties to financing arrangements that contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. In addition, if we are required to repatriate cash from our foreign subsidiaries or affiliates to service or repay the notes, we will incur additional income taxes from the repatriation.

There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness or complete other financial transactions.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. As a result, we may incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. As a part of our strategy, we may use proceeds from this offering to finance potential acquisitions, which may cause us to incur significant indebtedness to which the notes would be subordinate.

      A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings, or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes upon the occurrence of a fundamental change except to the extent described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

We may not have the funds necessary to repay the notes at maturity or purchase the notes at the option of the noteholders or upon a fundamental change as required by the indenture governing the notes.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, on December 1, 2009, December 1, 2014, and December 1, 2019, holders of the notes may require us to purchase their notes for cash. Noteholders may also require us to purchase their notes for cash upon a fundamental change as described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.” It is possible that we may not have sufficient funds to repay or repurchase the notes when required. No sinking fund is provided for the notes.

Our ability to repurchase the notes for cash upon a fundamental change is limited and holders may not be able to liquidate their investment.

      Upon the occurrence of a fundamental change, we will be required to offer to repurchase the notes as described in this prospectus. If a fundamental change occurs, we may not have sufficient funds to repurchase all notes tendered by the holders of the notes as described in this prospectus. The terms of any future credit or other agreements relating to indebtedness may prohibit such purchases. If a fundamental change occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing the notes and an event of default would occur under the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding on the notes and may also trigger cross-default provisions, resulting in the acceleration of our other indebtedness. These events in turn could materially and adversely affect our share price as well as our ability to continue our operations.

The adjustment to the conversion rate of notes that are converted in connection with certain fundamental changes may not adequately compensate note holders for the lost option time value of the notes as a result of that fundamental change.

      If any of certain fundamental changes occurs on or prior to December 1, 2009, we will under certain circumstances adjust the conversion rate to provide for the issuance of additional shares of common stock upon any conversion of notes in connection with such fundamental change. The number of additional shares delivered depends on the date when the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. See “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” Although the adjustment to the conversion rate of notes that are converted is designed to compensate note holders for the lost option value of the notes as a result of the fundamental change, this adjustment to the conversion rate is only an approximation of the lost value and may not adequately compensate note holders for the loss. In addition, if a fundamental change occurs after December 1, 2009, or if the applicable price is less than or equal to $36.09 per share or greater than $125.00 per share (in each case, subject to adjustment), then we will not make an adjustment to the conversion rate. Also, a holder may not receive an adjustment to the conversion rate of notes that are converted until the fundamental change repurchase date relating to the applicable fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

      The fundamental change provisions will not afford protection to holders of the notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. Further, the definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease, or disposition of “all or substantially all” of our assets. There is no precise, established definition of “substantially all” under applicable law. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of the notes.

Upon conversion of the notes we will have the right to pay cash in lieu of issuing shares of our common stock.

      We may satisfy our conversion obligation to holders by delivering shares of common stock, cash, or a combination of common stock and cash. Accordingly, upon conversion of the notes, holders might not receive any shares of our common stock, or they might receive few shares of common stock relative to the conversion value of the note. Our liquidity may also be reduced to the extent we are required to deliver cash rather than shares of common stock, such as when there is a fundamental change or other right to force us to redeem the notes. In addition, if we elect to settle upon conversion of the notes in cash or a combination of cash and our common stock, settlement will be delayed until the 28th trading day following our receipt of the holder’s conversion notice, unless the cash settlement averaging period is extended under certain circumstances or the holder submits its conversion notice within 30 trading days prior to maturity. In addition, because the amount of cash or common stock that a holder will receive in these circumstances will be based on the sale price of our common stock for an extended period between the conversion date and such settlement date, holders will bear the market risk with respect to the value of the common stock for such extended period. See “Description of Notes — Conversion Procedures.”

The conversion rate of the notes may not be adjusted for all dilutive events.

      The conversion rate of the notes is subject to adjustments for certain events, including the issuance of stock dividends on our common stock; the issuance of rights or warrants; subdivisions or combinations of our common stock; distributions of capital stock, indebtedness, or assets; cash dividends; and issuer tender or exchange offers as described under “Description of Notes — Conversion Rate Adjustments.” The conversion rate may not be adjusted for other events that may adversely affect the trading price of the notes or the common stock into which such notes may be convertible.

If a principal conversion settlement election is not made, our earnings per share on a diluted basis could decrease as a result of the inclusion of all the shares into which the notes are convertible in the calculation of earnings per share.

      We may elect to satisfy our obligations upon conversion of the notes by delivering to holders of notes shares of our common stock, cash, or a combination of cash and common stock as described under “Description of Notes — Conversion Procedures — Settlement Upon Conversion.” If a principal conversion settlement election is not made, our earnings per share on a diluted basis could decrease as a result of the inclusion of all the shares into which the notes are convertible in the calculation of earnings per share in accordance with generally accepted accounting principles. Our ability to satisfy our conversion obligations by paying cash may be limited under the terms of credit agreements to which we may then be subject.

If a principal conversion settlement election is made, we may not have sufficient funds to pay the cash settlement upon conversion.

      If we make a principal conversion settlement election, upon conversion of the notes, we will be required to pay the principal amount of such notes in cash. If a significant number of holders were to tender their notes for conversion at any given time, we may not have the financial resources available to pay the principal amount in cash on all such notes tendered for conversion.

We may issue securities that could dilute your ownership.

      We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit, or eliminate some or all of our proposed operations if adequate funds are not available. We may also issue equity securities as consideration for acquisitions we may make.

The notes may not be rated or may receive a lower rating than anticipated.

      We have not sought, and do not intend to seek, a rating on the notes, and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than would be anticipated by investors, or reduce their rating in the future, the market price of the notes and our common stock could be adversely affected.

We may experience significant fluctuations in our stock price, which may significantly affect the trading price of the notes.

      Fluctuations in the trading price of our common stock will affect the trading price of the notes. The stock market in general, and the market for shares of technology companies and our company in particular, from time to time have experienced extreme price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by us, our competitors, or our customers may have a significant effect on the market price of our common stock. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand, changes in the notebook computer and portable digital music player markets or other factors may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors that generally affect the market for shares of technology companies could cause the price of our common stock, and therefore the price of the notes, to fluctuate substantially over short periods.

There is no public market for the notes, which could limit their market price or your ability to sell them for their inherent value.

      There is currently no public market for the notes. The notes currently trade on The PORTAL Market. However, no notes sold under this prospectus will trade on The PORTAL Market. We do not intend to list the notes on any national or other securities exchange, or on the Nasdaq National Market. Accordingly, no public market for the notes may develop, and any market that develops may not last.

      Even if an active trading market were to develop, the notes could trade at prices that may be lower than the price at which a holder purchased the notes, or holders could experience difficulty or an inability to resell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance, and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

You should consider the U.S. federal income tax consequences of owning notes.

      Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note, each holder of a note is deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury Regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the notes will accrue at the rate of 8.50% per year, compounded semi-annually, which rate represents our determination of the yield at which we would issue a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A U.S. holder generally will recognize taxable income significantly in excess of interest payments received while the notes are outstanding.

      A U.S. holder will also recognize gain or loss on the sale, conversion, exchange, redemption, or retirement of a note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption, or retirement of a note, including the fair market value of our common stock received, and the U.S. holder’s adjusted tax basis in the note. Any gain recognized on the sale, conversion, exchange, redemption, or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership, and disposition of the notes are summarized in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Common Stock

The market price of our common stock may be volatile.

      The trading price of our common stock could be subject to wide fluctuations in response to various factors, including the following:

•	variations in our quarterly results;

•	announcements of technological innovations by us or by our competitors;

•	introductions of new products or new pricing policies by us or by our competitors;

•	acquisitions or strategic alliances by us or by our competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant orders;

•	the gain or loss of significant customers;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analysts that follow our stock; and

•	market conditions in our industry, the industries of our customers, and the economy as a whole.

      In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by technology companies concerning, among other things, their performance, accounting practices, or legal problems could cause the market price of our common stock to decline regardless of our actual operating performance.

Our operating results may experience significant fluctuations that could result in a decline in the price of our stock.

      In addition to the variability resulting from the short-term nature of our customers’ commitments, other factors contribute to significant periodic and seasonal quarterly fluctuations in our results of operations. These factors include the following:

•	the cyclicality of the markets we serve;

•	the timing and size of orders;

•	the volume of orders relative to our capacity;

•	product introductions and market acceptance of new products or new generations of products;

•	evolution in the life cycles of our customers’ products;

•	timing of expenses in anticipation of future orders;

•	changes in product mix, including the percentage of dual pointing and single pointing products shipped;

•	availability of manufacturing and assembly services;

•	changes in cost and availability of labor and components;

•	timely delivery of product solutions to customers;

•	pricing and availability of competitive products;

•	pressures on gross margins;

•	the absolute and relative levels of corporate enterprise and consumer notebook purchases; and

•	changes in economic conditions.

      Accordingly, you should not rely on period-to-period comparisons as an indicator of our future performance. Fluctuations in our operating results may result in a decline in the price of our stock.

Continuing uncertainty of the U.S. economy may have serious implications for the growth and stability of our business and may negatively affect our stock price.

      The revenue growth and profitability of our business depends significantly on the overall demand in the notebook computer market and in the iAppliance and other electronic device markets. Softening demand in these markets caused by ongoing economic uncertainty may result in decreased revenue or earnings levels or growth rates. The U.S. economy has been weak recently and market conditions continue to be challenging, which has resulted in individuals and companies delaying or reducing expenditures. Further delays or reductions in spending could have a material adverse effect on demand for our products, and consequently on our business, financial condition, results of operations, prospects, and stock price.

Our charter documents and Delaware law could make it more difficult for a third party to acquire us, and discourage a takeover.

      Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.” Our certificate of incorporation divides our Board of Directors into three classes, with one class to stand for election each year for a three-year term after the initial election. The classification of directors tends to discourage a third party from initiating a proxy solicitation or otherwise attempting to obtain control of our company and may maintain the incumbency of our Board of Directors, as this structure generally increases the difficulty of, or may delay, replacing a majority of directors. Our certificate of incorporation authorizes our Board of Directors to fill vacancies or newly created directorships. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships.

Our stockholders’ rights plan may adversely affect existing stockholders.

      Our stockholders’ rights plan may have the effect of deterring, delaying, or preventing a change in control that might otherwise be in the best interests of our stockholders. In general, stock purchase rights issued under the rights plan become exercisable when a person or group acquires 15% or more of our common stock or a tender offer or exchange offer of 15% or more of our common stock is announced or commenced. After any such event, our other stockholders may purchase additional shares of our common stock at 50% of the then-current market price. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.01 per stock purchase right at any time before any person or group acquires 15% or more of our outstanding common stock. The rights expire in August 2012.

Sales of large numbers of shares could adversely affect the price of our common stock.

      All of the 26,135,918 shares outstanding as of December 31, 2004 are eligible for resale in the public markets. Of these shares, 1,339,188 shares held by affiliates are eligible for resale in the public markets subject to compliance with the volume and manner of sale rules of Rule 144 or 701 under the Securities Act and the balance of the shares are eligible for resale in the public markets either as unrestricted shares or pursuant to Rule 144(k). In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in common stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. Rule 701, as currently in effect, permits our employees, officers, directors, and consultants who purchase shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

      We have also registered an aggregate of $100,000,000 of common stock and preferred stock for issuance in connection with acquisitions, which shares generally will be freely tradeable after their issuance under Rule 145 of the Securities Act, unless held by an affiliate of the acquired company, in which case such shares will be subject to the volume and manner of sale restrictions of Rule 144 discussed above. The issuance or subsequent sale of these shares in the public market could adversely affect prevailing market prices.

      We have registered for offer and sale the shares of common stock that are reserved for issuance pursuant to our outstanding stock option plans and available for issuance pursuant to our employee stock purchase plan. Shares issued after the effective date of such registration statements upon the exercise of stock options or pursuant to the employee stock purchase plan generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144. The issuance of such shares could depress the market price of our common stock.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

DIVIDEND POLICY

      We currently intend to retain our earnings for the development of our business. We have never paid any cash dividends since our inception, and we do not anticipate paying any cash dividends in the future. Furthermore, our credit facility with Silicon Valley Bank prohibits us from paying dividends without the bank’s consent if we have any borrowings outstanding under that facility.

PRICE RANGE OF COMMON STOCK

      Our common stock has been listed on the Nasdaq National Market under the symbol “SYNA” since January 29, 2002. Prior to that, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices of our common stock as quoted on the Nasdaq National Market.

	High	Low

Year ended June 30, 2003:
First quarter	$8.74	$3.52
Second quarter	$9.08	$3.13
Third quarter	$8.60	$5.75
Fourth quarter	$13.96	$6.55
Year ended June 30, 2004:
First quarter	$14.90	$9.23
Second quarter	$15.94	$10.41
Third quarter	$22.42	$13.32
Fourth quarter	$21.00	$14.64
Year ended June 30, 2005:
First quarter	$21.00	$13.53
Second quarter	$40.00	$20.42
Third quarter (through January 25, 2005)	$37.50	$25.96

      On January 25, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $37.03 per share.

RATIO OF EARNINGS TO FIXED CHARGES

      Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make the required interest payments on the notes.

      For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and fixed charges. For the year ended June 30, 2000, earnings are calculated before equity in losses of affiliated company. “Fixed charges” consist of interest expense and the portion of rent expense we believe represents the interest component of such rent expense.

						Three Months
						Ended
	Years Ended June 30,					September 30,

	2000	2001	2002	2003	2004	2003	2004

	(in thousands, except for ratios)					(unaudited)
Fixed Charges:
Interest expense	$159	$183	$197	$155	$134	$34	$26
Portion of rent expense deemed to represent interest	194	236	242	325	358	98	100

Total fixed charges	$353	$419	$439	$480	$492	$132	$126

Earnings:
Net income (loss)	$(2,007)	$810	$9,400	$7,718	$12,992	$2,267	$4,431
Equity in losses of affiliated company	2,712	—	—	—	—	—	—
Income taxes	120	180	5,056	4,344	7,934	1,331	3,092
Fixed charges	353	419	439	480	492	132	126

Total earnings for computation of ratio	$1,178	$1,409	$14,895	$12,542	$21,418	$3,730	$7,649

Ratio of earnings to fixed charges	3.3	3.4	33.9	26.1	43.5	28.3	60.7
Ratio of earnings to fixed charges as adjusted(1)					10.0	7.1	13.9

(1)	The ratio of earnings to fixed charges as adjusted assumes the issuance of the notes as of July 1, 2003.

DESCRIPTION OF NOTES

      The notes were issued under an indenture dated as of December 7, 2004 between Synaptics Incorporated, as issuer, and American Stock Transfer & Trust Company, as trustee. Initially, the trustee is also the paying agent and conversion agent. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the notes, the indenture, and the registration rights agreement from the trustee.

      The following description is a summary of the material provisions of the notes, the indenture, and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. The terms of the notes include those provided in the indenture, those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement. You should read the notes, the indenture, and the registration rights agreement because they, and not this description, define your rights as a holder of the notes.

      As used in this “Description of Notes” section, references to “Synaptics,” “us,” “we,” and “our” refer solely to Synaptics Incorporated and not to any of its current or future subsidiaries.

Brief Description of the Notes

      The notes:

•	consist of an aggregate principal amount of $125 million;

•	were sold at an issue price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest, if any, from December 7, 2004;

•	bear interest at an annual rate of 0.75% of the principal amount, from the issue date to, but excluding, December 1, 2024, payable semi-annually, in arrears, on June 1 and December 1 of each year, commencing on June 1, 2005;

•	accrue contingent interest, which may be payable as set forth below under “Description of Notes — Contingent Interest”;

•	will bear additional interest or convert into additional shares if we fail to comply with certain obligations as set forth below under “Description of Notes — Registration Rights”;

•	are our unsecured senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness, equally in right of payment with all of our existing and future indebtedness or other obligations that are not, by their terms, either senior or subordinated to the notes, and senior in right of payment to all of our future indebtedness that, by its terms, is subordinated to the notes, and are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries;

•	may be converted by the holders into shares of our common stock, initially at a conversion rate of 19.7918 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.53 per share, under the following circumstances:

–	during any calendar quarter commencing after December 31, 2004, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price on such last trading day;

–	on or after January 1, 2020;

–	if we have called the notes for redemption; or

–	during prescribed periods, upon the occurrence of specified corporate transactions or fundamental changes described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions or Fundamental Changes”;

provided that we may satisfy our conversion obligation in cash, shares of common stock, or a combination of cash and shares of common stock;

•	are redeemable by us in whole or in part at any time on or after December 1, 2009, upon a specified notice period, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date;

•	are subject at the holders’ option to repurchase by us upon a fundamental change of our company, as described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” and on December 1 of 2009, 2014, and 2019, in each case at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date;

•	are currently trading on The PORTAL Market; and

•	are due on December 1, 2024, payable in cash in an amount equal to $1,000 per note, plus accrued and unpaid interest (including contingent interest and additional interest, if any) unless earlier converted, redeemed by us at our option, or repurchased by us at the holders’ option.

      The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness, or issuing or repurchasing other securities. In addition, our subsidiaries are not restricted under the indenture from incurring additional indebtedness. The indenture also does not protect the holders of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of our company, except to the extent described below under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

      No sinking fund is provided for the notes.

      The notes are issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities, except in limited circumstances.

      The holders of notes may not sell or otherwise transfer notes or the shares of common stock issuable upon conversion of the notes, except in compliance with the provisions set forth below under “Transfer Restrictions” and “Description of Notes — Registration Rights.”

Payments on the Notes

      We maintain an office or agency in the city of New York, where we will pay the principal and premium, if any, on the notes and where holders may present their notes for conversion, registration of transfer, or exchange for other denominations, which is currently the principal corporate trust office of the trustee presently located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

      Except as provided below, we will pay interest (including contingent interest and additional interest, if any) on:

•	global notes to DTC in immediately available funds;

•	any certificated notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes; and

•	any certificated notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested in writing by the holders of those notes, otherwise by check mailed to the holders of those notes.

      At maturity of the notes, interest (including contingent interest and additional interest, if any) on the certificated notes will be payable at the principal corporate trust office of the trustee.

      We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date, and no interest will be payable on the payment date for the additional period of time.

Interest

      The notes bear interest at an annual rate of 0.75% of the principal amount of the notes from December 7, 2004, or from the most recent date to which interest has been paid or provided for, until, but not including, December 1, 2024. In addition, we will pay contingent interest on the notes in the circumstances described under “Description of Notes — Contingent Interest.” Interest is payable semi-annually in arrears on June 1 and December 1 of each year commencing on June 1, 2005 to holders of record at the close of business on the May 15 or November 15 immediately preceding such interest payment date. There are two exceptions to the preceding sentence:

•	except as described below, we will not make any payment or other adjustment for accrued and unpaid interest (including contingent interest and additional interest, if any) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment, but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, despite the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest (including contingent interest and additional interest, if any) that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to (1) notes that are converted after being called by us for redemption or (2) any overdue interest existing at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), if we elect to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date, but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time such holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date; and

•	we will pay interest (including contingent interest and additional interest, if any) to holders that surrender the notes on the maturity date or, in connection with a fundamental change or redemption, on the fundamental change repurchase date or redemption date, as the case may be, if it is after a record date, but on or before the corresponding interest payment date. In either case, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

Each payment of interest due on the notes will include interest accrued through the day before the applicable interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

      Interest will cease to accrue on a note upon its maturity, conversion, redemption, or repurchase, including upon a fundamental change.

Ranking of Notes

      The notes are our unsecured senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness, equally in right of payment with all of our existing and future indebtedness or other obligations that are not, by their terms, either senior or subordinated to the notes, including trade debt and other general unsecured obligations that do not constitute senior or subordinated indebtedness, and senior in right of payment to all of our future indebtedness that, by its terms, is subordinated to the notes. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As a result, in the event of our bankruptcy, dissolution, liquidation, insolvency, or reorganization, holders of notes may recover less than our other creditors and our subsidiaries.

      As of December 31, 2004, we had no outstanding senior indebtedness or senior subordinated indebtedness for borrowed money other than the notes. As of December 31, 2004, we had outstanding secured indebtedness of $1.5 million and our subsidiaries had third-party indebtedness and other outstanding liabilities of approximately $14.0 million. The indenture does not limit the amount of additional indebtedness, including secured indebtedness and senior indebtedness, that we or our subsidiaries may incur in the future.

Conversion Rights

     General

      Holders may convert all or any portion of their outstanding notes, subject to the conditions described below, initially at a conversion rate of 19.7918 shares of common stock per $1,000 principal amount of the notes. This is equivalent to an initial conversion price of approximately $50.53 per share of common stock. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “Description of Notes — Conversion Procedures — Settlement Upon Conversion.” The conversion rate, and thus the conversion price, is subject to adjustment as described below. Holders may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

      Holders may surrender notes for conversion under the following circumstances:

•	during any calendar quarter commencing after December 31, 2004, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price on such last trading day. This condition is referred to in this prospectus as the “common stock price condition”;

•	on or after January 1, 2020;

•	if we have called the notes for redemption; or

•	during prescribed periods, upon the occurrence of specified corporate transactions or fundamental changes described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions or Fundamental Changes.”

Each of these circumstances is more fully described below.

      We may notify holders that we intend to settle the principal amount of the notes upon conversion in cash (the “principal conversion settlement election”). This notification, once provided to holders, is irrevocable and will apply with regard to any conversion of the notes even if the notes cease to be convertible but subsequently become convertible again. See “Description of Notes — Conversion Procedures — Settlement Upon Conversion.”

      We will not issue fractional shares of our common stock upon the conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price of our common stock on the trading day immediately prior to the conversion date.

      Upon conversion, holders will not receive any cash payment of interest, except as set forth above under “Description of Notes — Interest.” Holders of notes are not entitled to any rights of holders of common stock until those holders have converted their notes to common stock, and only to the extent such notes are deemed to have been converted to common stock under the indenture.

     Conversion Upon Satisfaction of Common Stock Price Condition

      Holders have the right to convert any of their notes during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2004, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price on such last trading day.

      Holders have the right to convert any of their notes at any time on or after January 1, 2020, without regard to the trading price of our common stock.

      The conversion price per share as of any day will equal the quotient of the principal amount of a note on that day divided by the number of shares of common stock issuable upon conversion of a note on that day.

      The conversion trigger price per share of our common stock with respect to the common stock price condition is $60.63. This conversion trigger price reflects the initial conversion price per share of our common stock multiplied by 120%.

      The “last reported sale price” of any share of common stock on any date means the last reported sale price of a share of common stock (or, if no last sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on that date as reported on a national securities exchange or, if the common stock is not listed on a national securities exchange, as reported by the Nasdaq National Market or other market on which our stock trades. If the common stock is not listed for trading on a national securities exchange and not quoted on the Nasdaq National Market or another market on the relevant date, the “last reported sale price” will be the last quoted bid for the common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the common stock is not so quoted, the “last reported sale price” will be the average of the midpoint of the last bid and ask prices for the common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

      If at any time prior to January 1, 2020, the common stock price condition described herein is satisfied in respect of a calendar quarter, we will publish a notice advising that the common stock price condition has been satisfied in respect of such calendar quarter in a press release through Dow Jones & Co., Inc., Business Wire, or Bloomberg Business News Company or, if such organization is not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to disseminate broadly the relevant information to the public, and make this information available on our website or through another public medium as we may use at that time.

     Conversion Upon Notice of Redemption

      Holders have the right to convert any of their notes that we have called for redemption at any time prior to 5:00 p.m., New York City time, on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a repurchase notice or a fundamental change purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn such notice in accordance with the provisions of the indenture.

     Conversion Upon Specified Corporate Transactions or Fundamental Changes

      Holders have the right to convert any of their notes in the event:

•	we distribute to all or substantially all holders of our common stock, certain rights or warrants to subscribe for or purchase, for a period expiring within 60 days, common stock, or securities convertible into or exchangeable or exercisable for common stock, at less than the last reported sale price of our common stock on the business day immediately preceding the date of announcement of such distribution;

•	we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities, or certain rights or warrants to subscribe for or purchase securities, including the declaration of any cash dividends (payable quarterly or otherwise), which distribution has a per share value exceeding 10% of the last reported sale price of our common stock on the business day immediately preceding the declaration date for such distribution; or

•	a fundamental change (as defined under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change”) occurs.

      In any such event, holders may convert any of their notes at any time after we notify holders of such event:

•	in the case of a distribution, until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or the date of our announcement that the distribution will not take place; or

•	in the case of a fundamental change, within 20 business days of the fundamental change notice.

      We will notify holders at least 20 business days prior to the ex-dividend date for a distribution or within 20 business days following the occurrence of the fundamental change, as the case may be. In the case of a distribution, a holder of notes may not convert any of its notes if, as a holder of notes, the holder will otherwise participate in such distribution without conversion.

      In addition, if we are party to a consolidation, merger, or binding share exchange pursuant to which our common stock would be converted into cash, securities, or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction until 15 calendar days after the actual effective date of the transaction, whether or not such transaction constitutes a fundamental change. If and only to the extent a holder elects to convert its notes in connection with a transaction described in clauses (1) or (3) of the definition of fundamental change that occurs on or prior to December 1, 2009 pursuant to which any of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate by a number of additional shares as described under “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes — General” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving entity as described under “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes — Conversion After a Public Acquirer Change of Control.”

      If we are a party to a consolidation, merger, or binding share exchange pursuant to which our common stock is converted into cash, securities, or other property or we reclassify our common stock into another class of stock, then, at the effective time of such transaction, the right to convert the notes into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities, or other property that the holder would have received if the holder had converted such notes immediately prior to such transaction. In such a case, any increase in the conversion rate by the additional shares as described under “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes — General” will not be payable in shares of our common stock, but will represent a right to receive the aggregate amount of cash, securities, or other property into which the additional shares would convert into in the transaction from the surviving entity (or an indirect or direct parent thereof). Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described in “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes — Conversion After a Public Acquirer Change of Control,” the provisions described in that section will apply instead of the provisions described in the first sentence of this paragraph.

      If the transaction also constitutes a fundamental change, the holders can require us to purchase all or a portion of their notes as described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Conversion Procedures

     General

      Except as described below, we will not make any payment or other adjustment for accrued and unpaid interest (including contingent interest and additional interest, if any) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, despite the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest (including contingent interest and additional interest, if any) that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply (1) to the notes that are converted after being called by us for redemption or (2) to any overdue interest existing at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), if we elect to redeem the notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time such holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

      Our delivery to the holder of the full number of shares of common stock into which the note is convertible (or, at our option, cash or a combination of cash and common stock in lieu thereof), together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid interest (including contingent interest and additional interest, if any) through the conversion date. As a result, accrued interest is deemed paid in full rather than cancelled, extinguished, or forfeited. Despite the foregoing, accrued interest (including contingent interest and additional interest, if any) will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

      Except as described below under “Description of Notes — Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issuable upon conversion of the notes.

      If a holder converts notes, we will pay any documentary, stamp, or similar issue or transfer tax due on the issue of shares of common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to another person, in which case the holder will be required to pay that tax.

     Procedures

      To convert interests in a global note, a holder must deliver to DTC the applicable instruction form for conversion pursuant to DTC’s conversion program.

      To convert a certificated note, a holder must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile thereof;

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent; and

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents.

      In addition, a holder must:

•	pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and

•	pay all taxes or duties, if any, as described above.

      The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and the right to receive dividends and notices of stockholder meetings, until the conversion date.

      We will settle our obligation upon conversion of the notes as described below under “Description of Notes — Conversion Procedures — Settlement Upon Conversion.”

      If a holder has exercised its right to require us to purchase its notes as described under “Description of Notes — Purchase of Notes at a Holder’s Option” or “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” such holder’s conversion rights with respect to the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless we default in the payment of the purchase price. If a holder has submitted any note for repurchase, such note may be converted only if such holder submits a notice of withdrawal and, if the note is a global note, complies with applicable DTC procedures.

     Settlement Upon Conversion

      Pursuant to the procedures described below, we may elect to deliver to holders surrendering notes shares of our common stock, cash, or a combination of cash and shares of our common stock.

      At any time, we may notify holders that we intend to satisfy our conversion obligation relating to 100% of the principal amount of the notes solely in cash (the “principal conversion settlement election”). This notification, once provided to holders, is irrevocable and will apply with regard to any conversion of the notes even if the notes cease to be convertible but subsequently become convertible again. We refer to that portion, if any, of our conversion obligation representing an obligation to deliver shares having a value in excess of the principal amount of the notes as the “excess conversion obligation.”

      We will not be required to notify holders of our method for settling our conversion obligation or, if we have made a principal conversion settlement election, our method of settling the excess conversion obligation, if any, as described below, until notes are surrendered for conversion.

      Conversion On or Prior to 31 Trading Days Prior to Maturity. If we receive a holder’s conversion notice on or prior to the day that is 31 trading days prior to the stated maturity of the notes (the “final notice date”), the following procedures will apply:

•	Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election, if any, already made.

•	We will notify the holder through the trustee, at any time on the date that is three trading days following receipt of the holder’s conversion notice (the “settlement notice period”), of the method we choose to settle our obligation upon conversion or, if we have made a principal conversion settlement election, the excess conversion obligation. Specifically, if we have not made a principal conversion settlement election prior to such time, we will indicate the method we choose to settle the conversion obligation relating to the principal amount of the notes surrendered for conversion, and any remaining conversion obligation shall constitute an excess conversion obligation. In addition, we will indicate whether settlement of the excess conversion obligation will be 100% in common stock, 100% in cash, or a combination of cash and common stock. If we elect to settle the conversion obligation in a combination of cash and common stock, we will specify the percentage of the conversion obligation relating to the notes surrendered for conversion that we will pay in cash. Any portion of our conversion obligation that we have not decided to settle in cash will be settled in shares of our common stock (except that we will pay cash in lieu of issuing any fractional shares). We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the conversion obligation, except to the extent we have made a principal conversion settlement election, arising on different trading days in the same manner. That is, we may choose on one trading day to settle in common stock only and choose on another trading day to settle in cash or a combination of common stock and cash.

•	If we timely elect to pay cash for any portion of the conversion obligation, the holder may retract the conversion notice at any time during the two trading day period beginning on the trading day after the final day of the settlement notice period (the “conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of common stock (other than cash in lieu of fractional shares) or if we have made a principal conversion settlement election.

•	Settlement of 100% of our conversion obligation in common stock will occur as soon as practicable, but in any event not more than five business days, after we notify the holders that we have chosen this method of settlement.

•	Settlement of any portion of our conversion obligation, including the principal amount and/or the excess conversion obligation, in cash or in a combination of cash and common stock, if the conversion notice has not been retracted, if applicable, will occur on the third trading day following the final day of the 20 trading day period beginning on the final trading day following the final day of the conversion retraction period or, if no retraction period is applicable, the final trading day following the settlement notice period (the “cash settlement averaging period”).

•	Settlement amounts will be computed as follows:

1. If we elect to satisfy the entire conversion obligation, including principal amount and the excess conversion obligation, in shares of common stock (other than with respect to fractional shares), we will deliver to the holder, for each $1,000 principal amount of notes, a number of shares of common stock equal to the applicable conversion rate.

2. If we elect to satisfy the entire conversion obligation, including principal amount and the excess conversion obligation, in cash, we will deliver to the holder, for each $1,000 principal amount of notes, cash in an amount equal to the product of the applicable conversion rate multiplied by the arithmetic average of the last reported sale prices of our common stock during the cash settlement averaging period.

3. If we elect to satisfy the conversion obligation, including principal amount and the excess conversion obligation, in a combination of cash and common stock, we will deliver to the holder, for each $1,000 original principal amount of notes:

(a)	a cash amount (the “cash amount”) (excluding any cash paid for fractional shares) equal to the sum of the following:

•	the product of $1,000 multiplied by the percentage of such principal amount to be satisfied in cash; plus

•	if greater than zero, the product of (i) the amount of cash that would be paid pursuant to paragraph 2 above minus $1,000 and (ii) the percentage of the excess conversion obligation to be satisfied in cash; and

(b) a number of shares of common stock equal to the difference between:

•	the number of shares that would be issued pursuant to paragraph number 1 above; minus

•	the number of shares equal to the quotient of (i) the cash amount divided by (ii) the arithmetic average of the last reported sale prices of our common stock during the cash settlement averaging period.

      Conversion During 30 Trading Days Prior to Maturity. If we receive a holder’s conversion notice after the final notice date, the following procedures will apply:

•	Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election, if any, already made.

•	We will notify the holder through the trustee of the method we choose to settle our conversion obligation or, if we have made a principal conversion settlement election, the excess conversion obligation in the same manner as set forth above under “Description of Notes — Conversion Procedures — Settlement Upon Conversion — Conversion On or Prior to 31 Trading Days Prior to

Maturity,” except that we will settle all of our conversion obligations arising during the 30 trading days prior to maturity in the same manner.

•	A holder cannot retract such holder’s conversion notice regardless of whether we elect to pay cash for any portion of the conversion obligation.

•	Settlement of 100% of our conversion obligation in common stock will occur as soon as practicable after we notify the holder that we have chosen this method of settlement.

•	Settlement of any portion of our conversion obligation, including the principal amount and/or the excess conversion obligation, in cash or in a combination of cash and common stock will occur on the third trading day following the final day of the cash settlement averaging period described in the next bullet point.

•	The settlement amount will be computed in the same manner as set forth above under “Description of Notes — Conversion Procedures — Settlement Upon Conversion — Conversion On or Prior to 31 Trading Days Prior to Maturity,” except that the “cash settlement averaging period” will be the 20 trading day period beginning on the date that is the 23rd trading day prior to the maturity date.

      Additional Provisions. If any trading day during a cash settlement averaging period is not an undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which a pricing is not otherwise observed; that is, such day will not count as one of the 20 trading days that constitute the cash settlement averaging period. If this would result in a price being observed later than the eighth trading day after the last of the original 20 trading days in the cash settlement averaging period, then our Board of Directors will determine all prices for all delayed and undetermined prices on that eighth trading day based on its good faith estimate of the common stock’s value on that date.

      An “undisrupted trading day” means a trading day on which our common stock does not experience any of the following during the one-hour period ending at the conclusion of the regular trading day:

•	any suspension of or limitation imposed on the trading of our common stock on any national or regional securities exchange or association or over-the-counter market;

•	any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for our common stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to the common stock on any relevant national or regional securities exchange or association or over-the-counter market; or

•	any relevant national or regional securities exchange or association or over-the-counter market on which our common stock trades closes on any exchange trading day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such trading day, if, in the case of the first and second bullet point above, our Board of Directors determines that the effect of such suspension, limitation, disruption, or impairment is material.

Conversion Rate Adjustments

     General

      We will adjust the conversion rate if any of the following events occur:

1. we issue shares of our common stock as a dividend or distribution to all or substantially all holders of our common stock;

2. we subdivide, combine, or reclassify our common stock;

3. we distribute, to all or substantially all holders of our common stock, certain rights or warrants to subscribe for or purchase, for a period expiring within 60 days, common stock, or securities convertible into or exchangeable or exercisable for our common stock, at less than the last reported sale price of our common stock on the business day immediately preceding the date of the announcement of such distribution, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

4. we distribute, to all or substantially all holders of our common stock, shares of our capital stock or evidences of our indebtedness or assets, including securities, but excluding the following:

•	dividends or distributions referred to in 1 above;

•	rights or warrants referred to in 3 above;

•	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale, or conveyance resulting in a change in the conversion consideration described below; and

•	cash dividends or distributions referred to in 6 below;

5. we distribute, to all or substantially all holders of our common stock, shares of capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

6. we distribute cash to all or substantially all holders of our common stock, including any quarterly cash dividends; or

7. we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent that the per share consideration paid in such offer exceeds the average of the daily last reported sale prices of our common stock for the ten trading days prior to the expiration of such offer.

      To the extent we have a rights plan in effect upon conversion of the notes into common stock, the holder will receive (except to the extent we settle our conversion obligations in cash), in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution referred to in 4 above.

      In the event of any

•	reclassification or change of our common stock;

•	consolidation, merger, or binding share exchange involving us; or

•	sale or conveyance to another person or entity of all or substantially all of our property or assets,

in each case in which holders of our common stock would be entitled to receive stock, other securities, other property, assets, or cash for our common stock, upon conversion of a noteholder’s notes, such noteholder will be entitled to receive the same type of consideration that such noteholder would have been entitled to receive if such noteholder had converted its notes into our common stock immediately prior to any of these events.

      To the extent permitted by law and applicable rules of Nasdaq or other market on which our common stock trades, we may, from time to time, increase the conversion rate for a period of at least 20 days if our Board of Directors determines that such an increase would be in our best interests. Any such determination by our Board of Directors will be conclusive. We will give noteholders at least 15 business days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our Board of Directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event.

      We are not required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes following a call for redemption or at maturity, as applicable. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable, or exercisable securities.

      A holder, in some circumstances, including the distribution of cash dividends to stockholders, may be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Constructive Dividends” and “Material U.S. Federal Income Tax Considerations — Tax Consequences to Non-U.S. Holders — Distributions on the Common Stock, Constructive Dividends, and Sale, Exchange, or Other Disposition of the Common Stock.”

      If a noteholder converts some or all of its notes into common stock during the occurrence of a registration default under the registration rights agreement, the noteholder will not be entitled to receive additional interest on such common stock, but will receive 103% of the number of shares of our common stock that the holder otherwise would have received upon conversion, except to the extent we elect to deliver cash upon conversion. See “Description of Notes — Registration Rights.”

     Adjustment to Conversion Rate Upon Certain Fundamental Changes

      General. If and only to the extent a noteholder elects to convert its notes in connection with a transaction described in clause (1) or (3) of the definition of fundamental change as described below under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change” that occurs on or prior to December 1, 2009 pursuant to which any of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

      The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change or other transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such transaction. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to, but not including, the effective date of such transaction.

      The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “Description of Notes — Conversion Rate Adjustments — General.” The adjusted stock prices will equal the product of the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “Description of Notes — Conversion Rate Adjustments — General.”

      The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of notes:

	Stock Price

Effective Date	$36.09	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00	$125.00

December 1, 2004	7.917	6.594	5.324	4.369	3.634	3.058	2.598	2.226	1.922	1.670	1.460	1.283	1.134	1.006	0.586
December 1, 2005	7.917	6.816	5.441	4.416	3.633	3.024	2.542	2.156	1.843	1.586	1.373	1.196	1.047	0.921	0.517
December 1, 2006	7.917	6.878	5.393	4.298	3.472	2.837	2.342	1.951	1.638	1.385	1.179	1.010	0.869	0.753	0.393
December 1, 2007	7.917	6.753	5.140	3.972	3.108	2.459	1.965	1.585	1.289	1.056	0.871	0.723	0.604	0.508	0.234
December 1, 2008	7.917	6.263	4.473	3.223	2.340	1.713	1.263	0.939	0.703	0.531	0.404	0.311	0.242	0.190	0.073
December 1, 2009	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

      The stock prices and additional share amounts set forth above are based upon a common stock price of $36.09 on December 1, 2004 and an initial conversion price of $50.53.

      The exact stock prices and effective dates may not be set forth in the table above, in which case the following will apply:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $125.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the stock price is less than $36.09 per share (subject to adjustment), no additional shares will be issuable upon conversion.

      Despite the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 27.7085 per $1,000 principal amount of notes, subject to adjustment in the same manner and for the same events as the conversion rate as set forth under “Description of Notes — Conversion Rate Adjustments — General.”

      Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

      Conversion After a Public Acquirer Change of Control. Despite the foregoing, in the event of a public acquirer change of control (as defined below), in lieu of issuing additional shares as described above, we may elect to adjust the conversion rate and the related conversion obligation such that from and after the effective time of such public acquirer change of control, holders of notes will be entitled to convert their notes (subject to satisfaction of the conditions to conversion described under “Description of Notes — Conversion Rights — General” above) into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before the effective time of the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger, or binding share exchange pursuant to which our common stock is converted into cash, securities, or other property, the value of all cash, securities, and other property (as determined by our Board of Directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control; and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

      A “public acquirer change of control” means any event constituting a fundamental change that would otherwise obligate us to increase the conversion rate as described above under “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes” and the acquirer (or any entity that is a directly or indirectly wholly owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change or other event (the “public acquirer common stock”).

      Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to satisfaction of the conditions to conversion described under “Description of Notes — Conversion Rights — General” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “Description of Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes — General.” We are

required to notify noteholders of our election in the notice to noteholders of such transaction. As described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions or Fundamental Changes,” holders may convert their notes upon a public acquirer change of control during the period specified therein. In addition, holders can also, subject to certain conditions, require us to repurchase all or a portion of their notes as described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Contingent Interest

      Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of notes during any six-month period from December 1 to May 31 and from June 1 to November 30, commencing with the six-month period beginning on December 1, 2009, if the average market price of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.

      The amount of contingent interest payable per note with respect to any six-month period will equal 0.375% per annum of the average market price of such note for the five trading day period referred to above.

      The “market price” of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $2 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, but if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If we cannot reasonably obtain at least one bid for $2 million principal amount of the notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the market price of a note will be determined by our Board of Directors based on a good faith estimate of fair value of the notes.

      The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

      We will pay contingent interest, if any, in the same manner as we pay interest described above under “Description of Notes — Interest,” and a noteholder’s obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under “Description of Notes — Interest.”

      Upon determination that holders of notes will be entitled to receive contingent interest that may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

      We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

      Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

Redemption by Synaptics

      We may redeem the notes in whole or in part, at any time on or after December 1, 2009, upon at least 30 and not more than 60 days’ notice by mail to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

      Despite the foregoing, we will be permitted to redeem notes in whole or in part only if the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes, of which this prospectus forms a part, is effective and available for use and is expected to remain effective and available for use during the 30 days following the redemption date, unless registration is no longer required.

Purchase of Notes at a Holder’s Option

      Noteholders have the right to require us to purchase all or a portion of their notes for cash on December 1 of 2009, 2014 and 2019 (each, a “purchase date”). Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which a noteholder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related notes. Also, as described in the “Risk Factors” section of this prospectus under the caption “We may not have the funds necessary to repay the notes at maturity or purchase the notes at the option of the noteholders or upon a fundamental change as required by the indenture governing the notes,” we may not have funds sufficient to purchase notes when we are required to do so.

      The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the purchase date.

      On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent, and all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their notes.

      Simultaneously with providing such notice, we will publish a notice containing this information in a press release through Dow Jones & Co., Inc., Business Wire, or Bloomberg Business News Company or, if such organization is not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to disseminate broadly the relevant information to the public, and make this information available on our website or through another public medium as we may use at that time.

      A notice electing to require us to purchase a holder’s notes must state:

•	the relevant purchase date;

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a noteholder’s notice must comply with applicable DTC procedures.

      No notes may be purchased at the option of noteholders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

      A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the purchase notice.

If the notes are not in certificated form, a noteholder’s notice must comply with applicable DTC procedures.

      A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the note is delivered to the paying agent); and

•	all other rights of the noteholder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

Purchase of Notes at a Holder’s Option Upon a Fundamental Change

      In the event of a fundamental change, the holders will have the right to require us to purchase for cash all or any part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the fundamental change purchase date. Notes submitted for purchase must be $1,000 principal amount or an integral multiple thereof.

      On or before the 10th business day after the occurrence of a fundamental change, we will provide to all holders of notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state:

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which a noteholder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustment to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the noteholder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the provisions of the indenture; and

•	the procedures that a noteholder must follow to exercise the repurchase rights.

      Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the city of New York or through such other public medium as we may use at that time, publish such information on our corporate website, and notify the trustee.

      To exercise the purchase right, a holder must deliver, on or before the 20th business day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled

“Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

•	the relevant purchase date;

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a noteholder’s purchase notice must comply with applicable DTC procedures.

      Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal. delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, a noteholder’s notice of withdrawal must comply with applicable DTC procedures.

      We are required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the note is delivered to the paying agent); and

•	all other rights of the noteholder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the notes).

      A “fundamental change” will be deemed to have occurred if any of the following occurs:

1. any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding voting stock;

2. during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election to such board or whose nomination for election by our stockholders was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such directors then in office;

3. we consolidate with or merge with or into any person or convey, transfer, sell, or otherwise dispose of or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with our company, in any such event pursuant to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities, or other property, other than any such transaction (i) where our outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation), or (ii) where (A) our outstanding voting stock is changed into or exchanged for cash, securities, and other property

(other than equity interests of the surviving corporation) and (B) our stockholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation;

4. we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Description of Notes — Consolidation, Merger, and Sale of Assets”; or

5. our common stock ceases to be traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or traded on an automated over-the-counter trading market in the United States.

      However, despite the foregoing, a fundamental change will not be deemed to have occurred if, in the case of a merger or consolidation described in 3 above, all of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the fundamental change consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock, excluding cash payments for fractional shares.

      For purposes of the foregoing, “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease, or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the state of New York, which govern the indenture and the notes, or under the laws of the state of Delaware, our state of incorporation. Accordingly, a noteholder’s ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease, or other disposition of less than all of our assets may be uncertain.

      Pursuant to the indenture, in connection with a fundamental change purchase, we will comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

      This fundamental change purchase feature may make more difficult or discourage a takeover of our company and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation, or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between us and the initial purchasers.

      We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect the holders of notes. Neither we nor our subsidiaries are prohibited under the indenture from incurring additional debt, including secured debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes, and to satisfy our obligation to repurchase the notes upon a fundamental change. See “Risk Factors — There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness or complete other financial transactions.”

      Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other debt. In addition, our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and/or other provisions in agreements governing our other debt (including our credit facility) and that of our subsidiaries.

      We will not be required to make an offer to purchase the notes upon a fundamental change if a third party (1) makes an offer to purchase the notes in the manner, at the times, and otherwise in compliance with the requirements applicable to an offer made by us to purchase notes upon a fundamental change and (2) purchases all of the notes validly delivered and not withdrawn under such offer to purchase notes.

Consolidation, Merger, and Sale of Assets

      The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer, sell, lease, or otherwise dispose of all or substantially all of our properties and assets to another person, unless, among other things:

•	the resulting, surviving, or transferee person is organized and existing under the laws of the United States, any state thereof, or the District of Columbia;

•	such person assumes all of our obligations under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

•	no default exists under the indenture and is continuing immediately before and after giving effect to such transaction; and

•	if a supplemental indenture is to be executed in connection with such consolidation, merger, or disposition, we have delivered to the trustee an officers’ certificate and an opinion of counsel with respect thereto as provided for in the indenture.

      Upon any such consolidation, merger, or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or share exchange or into which we are merged or which such person formed by such consolidation or share exchange or to which such conveyance, sale, lease, transfer, or other disposition is made will succeed to, and be substituted for, and may exercise our rights and powers under, the indenture with the same effect as if such successor had been named as Synaptics in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture, the notes, and the registration rights agreement.

      This covenant includes a phrase relating to the conveyance, transfer, sale, lease, or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the state of New York, which govern the indenture and the notes, or under the laws of the state of Delaware, our state of incorporation. Accordingly, the effectiveness of this covenant in the event of a conveyance, transfer, sale, lease, or other disposition of less than all of our assets may be uncertain.

      An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders of notes should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

      Each of the following constitutes an event of default under the indenture:

•	our failure to pay the principal of, or premium on, any note when due and payable;

•	our failure to pay any accrued unpaid interest (including contingent interest and additional interest, if any) on the notes when due and payable, and if such default continues for a period of 30 days;

•	our failure to convert notes into shares of common stock (or, at our election, cash or a combination of cash and common stock) upon exercise of a noteholder’s conversion right in accordance with the provisions of the indenture;

•	our failure to redeem notes after we have exercised our redemption option;

•	our failure to provide notice in the event of a fundamental change when required by the indenture;

•	our failure to purchase all or any part of the notes as described above in “Description of Notes — Purchase of Notes at a Holder’s Option” or “Description of Notes – Purchase of Notes at a Holder’s Option Upon a Fundamental Change”;

•	our failure to perform or observe any other term, covenant, or agreement contained in the notes or the indenture for a period of 60 calendar days after written notice of such failure has been given (1) to us by the trustee or (2) to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	the default by us or any of our subsidiaries under any credit agreement, mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries for money borrowed whether such indebtedness now exists or is created after the date of the indenture, which default:

–	involves the failure to pay the principal of or any premium or interest on indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period; or

–	results in the acceleration of such indebtedness prior to its stated maturity; and

in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $1.0 million or more;

•	there is a failure by us or any of our subsidiaries to pay final judgments not covered by insurance aggregating in excess of $2.5 million, which judgments are not paid, discharged, or stayed for a period of 60 calendar days; and

•	certain events of bankruptcy, insolvency, liquidation, or similar reorganization with respect to us or any of our significant subsidiaries.

      Pursuant to the indenture, the trustee shall, within 90 calendar days of the occurrence of a default known to the trustee (or within 15 calendar days after it is known to the trustee, if later), give to the registered holders of notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under the first, second, fourth, or sixth bullets above.

      If certain events of default specified in the last bullet point above shall occur with respect to us and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “Description of Notes — Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding may declare the notes due and payable at the principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional interest, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration accelerating the notes and the amounts due thereunder may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      Except with respect to a default in the payment of the principal of, or any accrued and unpaid interest (including contingent interest and additional interest, if any) on, any note, redemption price, purchase price, or fundamental change purchase price of any note, or in respect of a failure to convert any note into common stock (or cash or a combination of cash and common stock) as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding, the holders of not less than a majority in aggregate principal amount of notes outstanding may on behalf of the holders of all notes waive any past default under the indenture and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than nonpayment of the principal of and interest (including contingent interest and additional interest, if any) on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

      We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture and as to any default in the performance of such obligations.

Modification and Waiver

     Changes Requiring Approval of Each Affected Holder

      The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

•	change the maturity of any note or the payment date of any installment of interest (including contingent interest and additional interest, if any) payable on any notes;

•	reduce the principal amount, redemption price, or purchase price of, or interest (including contingent interest and additional interest, if any) on, any note;

•	change the currency of payment of principal, redemption price, or purchase price of, or interest (including contingent interest and additional interest, if any) on, any note;

•	impair or adversely affect the manner of calculation or rate of accrual of interest (including contingent interest and additional interest, if any) on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	modify our obligation to maintain a paying agent in the city of New York;

•	impair or adversely affect the conversion rights or purchase rights of any holders of notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	modify the subordination provisions in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

     Changes Requiring Majority Approval

      The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of notes at the time outstanding.

     Changes Requiring No Approval

      The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

•	add to our covenants for the benefit of the holders of notes;

•	surrender any right or power conferred upon us;

•	provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger, or sale of all or substantially all of our assets occurs;

•	provide for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer, sale, lease, or other disposition;

•	increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	require us to settle our conversion obligation in cash with respect to the principal amount of notes surrendered for conversion if a principal conversion settlement election has been made;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our Board of Directors, adversely affect the interests of the holders of notes in any material respect;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	add guarantees with respect to the notes or secure the notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of our Board of Directors, adversely affect the interests of the holders of notes in any material respect;

•	evidence the succession of another person to us upon the notes, and the assumption by any such successor of our covenants under the indenture and in the notes, in each case in compliance with the provisions of the indenture; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not adversely affect the interests of the holders of notes.

     Waiver

      The holders of a majority in aggregate principal amount of notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal of or interest (including contingent interest and additional interest, if any) on any note when due; (2) we fail to convert any note into common stock (or, at our election, cash or a combination of cash and common stock) as required by the indenture; or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note to modify or amend.

      Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in aggregate principal amount of the outstanding notes have consented to a modification, amendment, or waiver of the terms of the indenture.

Registration Rights

      On December 7, 2004, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of notes. Pursuant to the registration rights agreement, we have agreed to, at our expense:

•	file with the SEC not later than the date 90 calendar days after the first date of original issuance of the notes a shelf registration statement covering resales by the holders of all notes and the common stock issuable upon conversion of all notes that complete and deliver the selling securityholder notice and questionnaire described below;

•	use our reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC as promptly as is practicable, but in no event later than 180 calendar days after the first date of original issuance of the notes, in the case of the initial shelf registration statement, or within 45 days of the filing date, in the case of any other shelf registration statement; and

•	use our reasonable best efforts to keep each such shelf registration statement effective until the earliest of:

–	two years after the last date of original issuance of any of the notes;

–	the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of us are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

–	the date on which all of the notes and common stock issuable upon conversion of the notes of those holders have been registered under the shelf registration statement and disposed of in accordance with such shelf registration statement; and

–	the date on which all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion, or otherwise) or have been disposed of in accordance with the shelf registration statement.

      We filed the shelf registration statement, of which this prospectus forms a part, pursuant to the registration rights agreement. Not less than 30 calendar days prior to the effectiveness of the shelf registration statement, of which this prospectus forms a part, we distributed a notice of registration statement and a selling securityholder notice and questionnaire to each holder that purchased notes from the initial purchasers to obtain certain information regarding the holder for inclusion in this prospectus. We have named in this prospectus, as a selling securityholder, each holder that has returned to us a completed and signed notice and questionnaire five business days prior to the effectiveness of the registration statement.

      After effectiveness of the shelf registration statement, upon our receipt of a completed and signed notice and questionnaire from a holder, we will prepare and file (a) a prospectus supplement as soon as practicable and, in any event, within five business days, or (b) if required, a post-effective amendment to the shelf registration statement or an additional shelf registration statement as soon as practicable and, in any event, within 30 calendar days, provided that we will not be required to file a post-effective amendment for such purpose more than once in any calendar quarter. Accordingly, each holder that submits a completed and signed notice and questionnaire after the initial deadline may experience delay in being named as a selling securityholder in the registration statement and being able to deliver a prospectus in connection with the resale of such holder’s notes or common stock issued upon conversion of the notes.

      We cannot assure you that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit a holder’s ability to sell notes and/or the common stock issuable upon conversion of such notes or adversely affect the price at which such securities can be sold.

      We will:

•	provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;

•	notify each such holder when a shelf registration statement has become effective;

•	notify each such holder of the commencement of any suspension period; and

•	take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

      Each holder who sells securities pursuant to a shelf registration statement generally will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to its purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with such holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

      We may suspend the holders’ use of the prospectus for a period not to exceed 45 calendar days in any 90 calendar day period, and not to exceed an aggregate of 90 calendar days in any 12-month period, if our Board of Directors shall have determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments and similar events, or because of filings with the SEC, it is in our best interests to suspend such use, and prior to suspending such use we provide the holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension.

      If:

•	the shelf registration statement is not filed with the SEC on or prior to 90 calendar days after the first date of original issuance of the notes;

•	the shelf registration statement has not been declared effective by the SEC on or prior to 180 calendar days after the first date of original issuance of the notes;

•	the shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of notes and the common stock issuable upon conversion of the notes and we do not cause the shelf registration statement to become effective or usable within five business days by filing a post- effective amendment, prospectus supplement, or report pursuant to the Exchange Act;

•	any suspension period, if applicable, exceeds 45 days in any 90-day period or 90 days in any 12-month period; or

•	subsequent to the effectiveness of the registration statement, we shall fail to comply with our obligation to name in the prospectus, as a selling securityholder, a holder of notes and/or the common stock issuable upon conversion of the notes that has returned a completed and signed notice and questionnaire, each such event referred to in the bullet points above being referred to as a “registration default,” then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date that the shelf registration statement is no longer required to be kept effective. Additional interest will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90 calendar day period, and 0.50% thereafter, of the principal amount of the notes. We will have no other liability for monetary damages with respect to any of our registration obligations, except that a noteholder that converts some or all of its notes into common stock during the occurrence of a registration default will receive an adjustment to its conversion rate as described above under “Description of Notes — Conversion Rate Adjustments.”

      If the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is not effective, these securities may not be sold or otherwise transferred except pursuant to an applicable exemption from the registration requirements.

Form, Denomination, and Registration

     Denomination and Registration

      The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     Global Notes

      The notes are evidenced by one or more global notes deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A noteholder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies, and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      As long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. will be considered the sole holder of the global notes for all purposes. Except as provided below, owners of beneficial interests in the global notes:

•	are not entitled to have certificates registered in their names;

•	are not to receive, or be entitled to receive, physical delivery of certificates in definitive form; and

•	are not considered holders of the global notes.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

      We will wire, through the facilities of the trustee, payments of principal and accrued interest (including contingent interest and additional interest, if any) on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of our company, the trustee, or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC’s current practice, upon receipt of any payment of principal and accrued interest (including contingent interest and additional interest, if any) on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      If a noteholder would like to convert its notes pursuant to the terms of the notes, the noteholder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a noteholder’s ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

      DTC has advised us that DTC is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, and clearing corporations and may include certain other organizations, such as the initial purchaser of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others, such as banks, brokers, dealers, and trust companies, that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default under the indenture occurs and is continuing and the registrar has received a request from DTC that the notes be issued in definitive registered form, we will cause the notes to be issued in definitive registered form in exchange for the global notes. None of our company, the trustee, or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising, or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Transfer and Exchange

      A noteholder may transfer or exchange the notes only in accordance with the provisions of the indenture. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note in respect of which a fundamental change purchase notice has been given and not withdrawn by the holder thereof.

     Restrictions on Transfer; Legends

      The notes and the shares of common stock that are issued upon conversion of the notes are subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of common stock issued upon conversion of the notes will bear a legend regarding such transfer restrictions.

Satisfaction and Discharge

      We may satisfy and discharge our obligations under the indenture by (i) delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the provisions of the indenture) sufficient to pay all of the outstanding notes and (ii) paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the laws of the state of New York.

Trustee, Transfer Agent, and Registrar

      American Stock Transfer & Trust Company, as trustee, has been appointed by us as paying agent, conversion agent, registrar, and custodian with regard to the notes. American Stock Transfer & Trust Company or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

      American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Calculations in Respect of Notes

      Except as otherwise provided herein, we or our agents are responsible for making all calculations called for under the notes. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Repurchase and Cancellation of Notes

      We and our subsidiaries may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us or our subsidiaries may not be reissued or resold and must be surrendered to the trustee for cancellation.

      All notes surrendered for payment, redemption, registration of transfer or exchange, or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

Replacement of Notes

      We will replace mutilated, destroyed, stolen, or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft, or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen, or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

Common Stock

      As of December 31, 2004, there were 26,135,918 shares of common stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We have not paid any cash dividends on our common stock. Each holder of common stock is entitled to one vote for each share held of record in the election of directors and on all other matters submitted to the vote of stockholders. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the notes will be, fully paid and non-assessable. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

      As of December 31, 2004, there were no shares of preferred stock outstanding. We may issue preferred stock from time to time in one or more series. Our board of directors has the authority to fix the designation, powers, preferences, rights, qualifications, limitations, and restrictions of these series of undesignated preferred stock and to increase or decrease the number of shares of these series, but not below the number of shares of any such series then outstanding, without any further vote or action by our stockholders. We have no present plans to issue any shares of preferred stock, other than the possible issuance of shares of our Series A preferred stock pursuant to our stockholder rights plan described below.

Certain Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws, and Delaware Law

      The provisions of our certificate of incorporation and bylaws, Delaware law, and stockholder rights plan may have the effect of deterring hostile takeovers or delaying changes in control of our company or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and in the policies furnished by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Certificate of Incorporation and Bylaws

      Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 10,000,000 shares of preferred stock with voting or other rights. As described below, our board of directors has designated 50,000 shares of preferred stock as Series A preferred stock in connection with our stockholder rights agreement. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws provide that a special meeting of stockholders may be called only by our board of directors. Our stockholders may not take action by written consent.

Delaware Law

      We are subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless the following conditions have been satisfied:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 generally defines an “interested stockholder” to include the following:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any such person.

      Section 203 generally defines a “business combination” to include the following:

•	mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

•	certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

•	certain transactions that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholders; and

•	receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial benefits.

      Under certain circumstances, Section 203 makes it more difficult for a person that would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although a corporation’s certificate of incorporation or stockholder-adopted bylaws may exempt the corporation from the restrictions imposed by Section 203. Neither our certificate of incorporation nor our bylaws exempt our company from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if the board of directors approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder.

Stockholder Rights Plan

General

      Our board of directors has adopted a stockholder rights plan (the “Rights Plan”). Under the Rights Plan, one preferred share purchase right (a “Right”) is issued and attached to each outstanding share of common stock, par value $.001. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a price of $60.00 per one one-thousandth of a share of Series A Preferred Stock (the “Purchase Price”), subject to adjustment, or, under certain circumstances, a number of shares of our common stock with a market value equal to two times the purchase price. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 15, 2002, as the same may be amended from time to time (the “Rights Agreement”), between our company and American Stock Transfer and Trust Company, as rights agent (the “Rights Agent”).

      The following description of the Rights is only a summary and is qualified in its entirety by reference to the Rights Agreement, which has been filed as an exhibit to our Form 8-A (File No. 000-49602) filed with the Securities and Exchange Commission on August 16, 2002.

The Rights; Certificates

      The Rights initially trade with, and are inseparable from, the common stock. Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions provided in the Rights Agreement, an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock, or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock (the earlier of such dates being called the “Rights Distribution Date”), the Rights will be evidenced by the common stock certificates, which will be accompanied by a copy of a summary describing the Rights. Among other exceptions, any stockholder owning 15% or more of our outstanding common stock as of August 16, 2002 is “grandfathered” (and thus not deemed to be an “Acquiring Person”) under the Rights Plan, unless and until such time as such stockholder, after August 16, 2002, becomes the beneficial owner of additional shares of common stock (other than pursuant to a dividend or distribution paid or made on the outstanding common stock or pursuant to a split or subdivision of the outstanding common stock), unless, upon becoming the beneficial owner of such additional shares of common stock, such stockholder is not then the beneficial owner of 15% or more of the shares of common stock then outstanding.

      The Rights Agreement provides that, until the Rights Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights, called Right Certificates, will be mailed to holders of record of common stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

Exercisability; Exercise Price; Adjustments

      The Rights are not exercisable until the Rights Distribution Date. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

      Once exercisable, each Right entitles the registered holder to purchase from our company one one-thousandth of a share of Series A Preferred Stock, at the Purchase Price of $60.00 per one one-thousandth of a share of Series A Preferred Stock, subject to adjustment.

      The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Stock, (2) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock, or (3) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights is subject to adjustment in the event of a stock dividend on our common stock payable in shares of common stock or subdivisions, consolidations, or combinations of the common stock occurring, in any such case, prior to the Rights Distribution Date.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preferred Stock (or common stock) will be issued (other than fractions of Series A Preferred Stock that are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series A Preferred Stock or the common stock.

Series A Preferred Stock Provisions

      Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled, when, as, and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $1.00 per whole share, or (2) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, dissolution, or winding up of our company, the holders of the Series A Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per share, plus any accrued but unpaid dividends, and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation, or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the Series A Preferred Stock’s dividend, liquidation, and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Flip-In, Flip-Over Rights

      In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, which will thereupon become void, will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the exercise price of the Right. This is the so-called “flip-in” provision.

      In the event that, after a person or group has become an Acquiring Person, our company is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions are required to be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom our company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right. This is the so-called “flip-over” provision.

Exchange Provision

      At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous subsection or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, our board of directors may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or Series A Preferred Stock (or a series of our preferred stock having equivalent rights, preferences, and privileges), at an exchange ratio of one share of common stock, or a fractional share of Series A Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

Redemption

      At any time prior to the time an Acquiring Person becomes such, our board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) payable, at our option, in cash, shares of common stock, or such other form of consideration as our board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of any and all holders of Rights will be to receive the Redemption Price.

Amendment

      For as long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. This includes the ability to lower the ownership threshold that triggers the “flip-in” provision. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Interpretation; Board Approvals

      Our board of directors has the sole authority to administer the Rights Plan and to exercise all rights and powers granted to our board of directors or to our company, or as are necessary or advisable in the administration of the Rights Plan, including, without limitation, the power to (1) interpret the provisions of the Rights Plan, and (2) make all determinations appropriate for the administration of the Rights Plan, including a determination to redeem or not redeem the Rights, to exchange the Rights, or to amend the Rights Plan. All such interpretations and determinations in good faith are final and binding on the parties, including the Rights holders, and do not subject the board of directors or the directors to any liability to the holders of Rights.

Expiration

      The Rights will expire on August 15, 2012, unless this date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as provided in the Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes and the common stock into which the notes may be converted.

      This discussion applies only to holders that:

•	purchased the notes at initial issuance for their “issue price” (as defined below); and

•	hold the notes and the common stock as capital assets.

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	securities dealers or brokers, or traders in securities electing mark to market treatment;

•	mutual funds or real estate investment trusts;

•	small business investment companies;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes or the common stock as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax; and

•	retirement plans or other tax-exempt entities, or persons holding notes in tax-deferred or tax-advantaged accounts.

      This summary also does not address:

•	the tax consequences to stockholders, partners, or other equity holders in, or beneficiaries of, a holder; and

•	any state, local, or foreign tax consequences of the purchase, ownership, or disposition of notes or the common stock.

      This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings, decisions, and administrative pronouncements currently in effect (or in some cases proposed), all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the federal income tax consequences described herein. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

Classification of the Notes

      Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note, each holder of a note is deemed to have agreed, to treat the notes as indebtedness that is subject to the Treasury Regulations governing contingent payment debt instruments (the “contingent debt regulations”) for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and every holder have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent debt regulations to the notes, including our determination of the “projected payment schedule” (as described below) and the rate at which original issue discount income will accrue on the notes for U.S. federal income tax purposes (which rate we refer to as the “comparable yield” of the notes). The Internal Revenue Service (the “IRS”) issued Revenue Ruling 2002-31 and Notice 2002-36, which described instruments that are similar, although not identical, to the notes, addressed the U.S. federal income tax treatment of these instruments, and concluded that the instruments were subject to the contingent debt regulations. In addition, the IRS also clarified various aspects of the federal income tax treatment of the instruments described in Revenue Ruling 2002-31. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain, or loss recognized in respect of the notes and with respect to any tax consequences arising under the laws of any state, local, or foreign tax jurisdiction. The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent debt regulations as described above.

Tax Consequences to U.S. Holders

      For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note or the common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

      An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

Interest Accruals on the Notes

      Under the contingent debt regulations, a U.S. holder will be required to accrue original issue discount income on the notes on a constant yield basis at an assumed yield (referred to as the “comparable yield”), regardless of whether the U.S. holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, U.S. holders will be required to include original issue discount income in each year prior to maturity at the comparable yield, even if no interest payment is actually received in that year.

      The comparable yield for the notes is determined at the time of issuance of the notes and is based on the yield at which we could issue a nonconvertible fixed-rate debt instrument with no contingent payments, but with terms otherwise similar to those of the notes. The precise manner of calculating the comparable yield for the notes is unclear. We intend to treat the comparable yield for the notes as 8.50% per annum, compounded semiannually. The comparable yield is determined solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual yield on the notes, or the value at any time of the common stock into which the notes may be converted. As mentioned above, each holder of a note is deemed to have agreed to be bound by our determination of the comparable yield for the notes.

      Under the contingent debt regulations, the amount of original issue discount income that a U.S. holder must accrue for U.S. federal income tax purposes in each accrual period prior to and including the maturity date of the notes is an amount that equals:

1. the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield of the notes, adjusted for the length of the accrual period;

2. divided by the number of days in the accrual period; and

3. multiplied by the number of days during the accrual period that the U.S. holder held the notes.

      A note’s issue price is the first price to the public at which a substantial amount of the notes is sold, excluding sales to bond houses, brokers or similar persons, or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The adjusted issue price of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any “projected payments” described on the projected payment schedule (which is described below) previously made with respect to the notes.

      The contingent debt regulations require us to construct a “projected payment schedule” for the notes, which is used solely for U.S. federal income tax purposes. The projected payment schedule reflects an estimate of the regular and contingent interest payments on the notes, including the fair market value of any common stock that would be received by a holder upon conversion (which is treated as a contingent payment). These estimates are adjusted to produce a yield to maturity that equals the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting Synaptics Incorporated, 2381 Bering Drive, San Jose, California 95131, Attention: Corporate Secretary.

      The projected payment schedule is constructed solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual amounts that will be paid on the notes, or the value at any time of the common stock into which the notes may be converted. As mentioned above, each holder of a note is deemed to have agreed to be bound by our determination of the projected payment schedule for the notes.

      In addition to the original issue discount accruals discussed above, a U.S. holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the actual payments in a taxable year include the fair market value of property (including the common stock) received in that year. If a U.S. holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the U.S. holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment (i) will first reduce the amount of original issue discount income in respect of the note that a U.S. holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous original issue discount income inclusions under the note over (B) the total amount of the U.S. holder’s net negative adjustment treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion, repurchase, or retirement of the notes.

Sale, Exchange, Conversion, Repurchase, or Retirement of the Notes

      Upon a sale, exchange, conversion, repurchase, or retirement of a note for cash or common stock, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, conversion, repurchase, or retirement (including the fair market value of the common stock received, if any) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the U.S. holder’s purchase price for the note increased by any original issue discount income previously accrued by the U.S. holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the note to the U.S. holder. A U.S. holder generally will treat any gain as ordinary income and any loss as ordinary loss to the extent of the excess of previous original issue discount inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. holder who claims a loss in respect of a note in an amount (or amounts) that meets certain thresholds may be required to file a disclosure statement with the IRS under certain Treasury Regulations applicable to “reportable transactions.”

      A U.S. holder’s tax basis in the common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

      The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the U.S. holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to the U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of the common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to an individual U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Taxation of Distributions on the Common Stock

      Distributions paid on the common stock received upon a conversion of a note, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received or accrued, in accordance with such U.S. holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain.

Sale or Other Disposition of the Common Stock

      Gain or loss realized by a U.S. holder on the sale or disposition of the common stock received upon a conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder held the common stock for more than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in the common stock disposed.

Additional Payments

      We may be required to make additional payments to you if we fail to cause to be declared effective a registration statement, as described above under “Description of Notes — Registration Rights.” We intend to take the position for U.S. federal income tax purposes that any such additional payments should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the notes, the possibility that such additional payments will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose to the IRS that you are taking a different position on your tax return for the year in which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income with respect to such additional payments.

      If we do fail to cause to be declared effective a registration statement, you should consult your tax advisors concerning the appropriate tax treatment of the payment of such additional amounts to you.

Tax Consequences to Non-U.S. Holders

      As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

Payments on the Notes and Conversion, Repurchase, Sale, Exchange, or Retirement of the Notes

      All payments on the notes (including payments of additional amounts described under “Description of Notes — Registration Rights”) made to a non-U.S. holder, and any gain realized on a sale or exchange, conversion, repurchase, or retirement of the notes, will be exempt from U.S. federal income and withholding tax, provided that: (i) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, (ii) the certification requirement described below has been fulfilled with respect to the non-U.S. holder, (iii) such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States, (iv) in the case that the payments reflect “contingent interest,” the notes and common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a “U.S. real property holding corporation,” and (v) in the case of gain realized on the sale, exchange, conversion, repurchase, or retirement of the notes, we are not, and have not been within the shorter of the five year period preceding such sale, exchange, conversion, repurchase, or retirement and the period the non-U.S. holder held the notes, a “U.S. real property holding corporation.” We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

      The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address, or the beneficial owner holds its notes through certain intermediaries, and the beneficial owner and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

      If a non-U.S. holder cannot satisfy these requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax.

      If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Material U.S. Income Tax Considerations — Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.

Distributions on the Common Stock, Constructive Dividends, and Sale, Exchange, or Other Disposition of the Common Stock

      Dividends paid to a non-U.S. holder of the common stock (including any dividends deemed to paid to a non-U.S. Holder, as described above under “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Constructive Dividends”) generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A non-U.S. holder that is subject to withholding tax under these circumstances should consult its tax adviser as to whether a refund is available for all or a portion of the withholding tax.

      As more fully described under “Description of Notes — Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional amounts to you with respect to the common stock. Payments of such additional amounts may be subject to federal withholding.

      If a non-U.S. holder of the common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, and, where a treaty applies, are attributable to a permanent establishment in the United States, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI, or W-8BEN where claiming treaty benefits, in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the common stock, including the possible imposition of a 30% branch profits tax (or such lower rate under an applicable income tax treaty).

      A non-U.S. holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless:

•	the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States;

•	in the case of a non-U.S. holder who is a nonresident alien individual, the individual is present in the United States for 183 more days in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange, or disposition and the period the non-U.S. holder held the common stock.

      We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

      If a non-U.S. holder of the common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as a U.S. holder (see “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders” above). Non-U.S. holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profit tax (or such lower rate as may be applicable under an income tax treaty).

U.S. Federal Estate Tax

      The U.S. federal estate tax will not apply to notes beneficially owned by a non-U.S. holder at the time of such holder’s death, provided that any payment to the non-U.S. holder on the notes, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under “Material U.S. Federal Income Tax Considerations — Tax Consequences to Non-U.S. Holders — Payments on the Notes and Conversion, Repurchase, Sale, Exchange, or Retirement

of the Notes”, without regard to the certification requirement. However, shares of the common stock held by a non-U.S. holder at the time of such holder’s death will be included in the holder’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

      Information returns may be filed with the IRS in connection with payments on the notes, the common stock, and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

      We originally issued the notes in a private placement on December 7, 2004 and December 17, 2004, to Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC (the “initial purchasers”). The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The notes and the shares of common stock issuable upon conversion of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees, or their successors.

      The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each such selling securityholder that may be offered pursuant to this prospectus. The information is based solely on information provided by or on behalf of the selling securityholders on or prior to January 25, 2005. The selling securityholders may offer all, some, or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $125.0 million aggregate principal amount of notes outstanding. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      Before a securityholder not named below may use this prospectus in connection with an offering of securities, this prospectus will be supplemented to include the name and amount of notes and common stock beneficially owned by the selling securityholder and the amount of notes and common stock to be offered. Any prospectus supplement will also disclose whether any selling securityholder selling in connection with that prospectus supplement has held any position, office, or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

      The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 19.7918 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 26,135,918 shares of common stock outstanding on December 31, 2004. Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus forms a part, from time to time, if required. The number of shares of common stock owned by the unnamed selling securityholders or any future transferee of any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal		Number of
	Amount of	Percentage of	Conversion	Percentage of
Name of	Notes That	Total Notes	Shares That	Common Stock
Selling Securityholder	May Be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Arkansas Teacher Retirement(3)	$3,450,000	2.8%	68,281	*
Associated Electric & Gas Insurance Services Limited(4)	$400,000	*	7,916	*
ATSF-Transamerica Convertible Securities(5)	$900,000	*	17,812	*
Aventis Pension Master Trust(4)	$165,000	*	3,265	*
Bancroft Convertible Fund, Inc.	$625,000	*	12,369	*
Baptist Health of South Florida(3)	$470,000	*	9,302	*
Bear, Stearns & Co. Inc.(6)	$3,400,000	2.7%	67,292	*

	Principal		Number of
	Amount of	Percentage of	Conversion	Percentage of
Name of	Notes That	Total Notes	Shares That	Common Stock
Selling Securityholder	May Be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Boilermakers-Blacksmith Pension Trust(4)	$1,100,000	*	21,770	*
CEMEX Pension Plan(4)	$75,000	*	1,484	*
Citadel Credit Trading Ltd.	$640,000	*	12,666	*
Citadel Equity Fund Ltd.	$7,360,000	5.9%	145,667	*
Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.(7)	$1,126,000	*	22,285	*
Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund(7)	$331,000	*	6,551	*
Citigroup Alternative Investments Market Neutral Arbitrage Fund L.P.(7)	$178,000	*	3,522	*
Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio(7)	$5,172,000	4.1%	102,363	*
City of Knoxville Pension System(4)	$175,000	*	3,463	*
Delta Airlines Master Trust(4)	$615,000	*	12,171	*
Delta Pilots Disability and Survivorship Trust(4)	$235,000	*	4,651	*
DKR SoundShore Opportunity Holding Fund Ltd.(8)	$4,000,000	3.2%	79,167	*
DKR SoundShore Strategic Holding Fund Ltd.(8)	$1,000,000	*	19,791	*
Dorinco Reinsurance Company(4)	$470,000	*	9,302	*
Ellsworth Convertible Growth and Income Fund, Inc.	$625,000	*	12,369	*
Engineers Joint Pension Fund(3)	$295,000	*	5,838	*
Fore Convertible Master Fund, Ltd.	$10,000,000	8.0%	197,918	*
Fore Plan Asset Fund, Ltd.	$2,500,000	2.0%	49,479	*
FrontPoint Convertible Arbitrage Fund, L.P.(9)	$4,000,000	3.2%	79,167	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.(5)	$2,500,000	2.0%	49,479	*
IDEX-Transamerica Convertible Securities Fund(10)	$600,000	*	11,875	*
JMG Capital Partners, L.P.(11)	$500,000	*	9,895	*
JMG Triton Offshore, Ltd.(12)	$500,000	*	9,895	*
KDC Financial Products USA, Inc.(13)	$1,900,000	1.5%	37,604	*
Knoxville Utilities Board Retirement System(4)	$75,000	*	1,484	*
Louisiana Workers’ Compensation Corporation(4)	$220,000	*	4,354	*
Macomb County Employees’ Retirement System(4)	$175,000	*	3,463	*
Man Convertible Bond Master Fund, Ltd.(14)	$3,135,000	2.5%	62,047	*

	Principal		Number of
	Amount of	Percentage of	Conversion	Percentage of
Name of	Notes That	Total Notes	Shares That	Common Stock
Selling Securityholder	May Be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Man Mac I, Ltd.(15)	$4,500,000	3.6%	89,063	*
Nicholas Applegate Capital Management U.S. Convertible Mutual Fund(3)	$360,000	*	7,125	*
Oakwood Assurance Company Ltd.(4)	$31,000	*	613	*
Oakwood Healthcare Inc. Endowment/A & D(4)	$5,000	*	98	*
Oakwood Healthcare Inc. Funded Depreciation(4)	$55,000	*	1,088	*
Oakwood Healthcare Inc. Pension(4)	$100,000	*	1,979	*
Oakwood Healthcare Inc.-OPH(4)	$6,000	*	118	*
Port Authority of Allegheny County Consolidated Trust Fund(4)	$30,000	*	593	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(4)	$375,000	*	7,421	*
Prisma Foundation(4)	$100,000	*	1,979	*
Quattro Fund Ltd.	$2,975,000	2.4%	58,880	*
Quattro Multistrategy Masterfund LP	$350,000	*	6,927	*
Ramius Master Fund, LTD.(16)	$5,400,000	4.3%	106,875	*
RCG Latitude Master Fund, LTD.(16)	$3,600,000	2.9%	71,250	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(17)	$1,000,000	*	19,791	*
RHP Master Fund, Ltd.(18)	$250,000	*	4,947	*
S.A.C. Arbitrage Fund, LLC(19)	$1,500,000	1.2%	29,687	*
San Diego City Retirement(3)	$655,000	*	12,963	*
San Diego County Convertible(3)	$955,000	*	18,901	*
Saranac Arbitrage LTD(7)	$111,000	*	2,196	*
Saranac Erisa Arbitrage LP(7)	$143,000	*	2,830	*
Saranac Erisa Arbitrage LTD(7)	$1,939,000	1.6%	38,376	*
SCI Endowment Care Common Trust Fund- National Fiduciary Services(4)	$95,000	*	1,880	*
SCI Endowment Care Common Trust Fund- Suntrust Bank(4)	$50,000	*	989	*
SCI Endowment Care Common Trust Fund- Wachovia(4)	$23,000	*	455	*
Silverback Master, LTD(20)	$5,000,000	4.0%	98,959	*
SPT(4)	$1,100,000	*	21,770	*
St. Thomas Trading, Ltd.(14)	$2,365,000	1.9%	46,807	*
The California Wellness Foundation(4)	$260,000	*	5,145	*
The Cockrell Foundation(4)	$45,000	*	890	*
The Dow Chemical Company Employee’s Retirement Plan(4)	$1,300,000	1.0%	25,729	*
The Fondren Foundation(4)	$45,000	*	890	*

	Principal		Number of
	Amount of	Percentage of	Conversion	Percentage of
Name of	Notes That	Total Notes	Shares That	Common Stock
Selling Securityholder	May Be Sold	Outstanding	May be Sold(1)	Outstanding(2)

UBS O’Connor LLC F/B/O O’Connor Global Convertible Master Limited	$1,000,000	*	19,791	*
Union Carbide Retirement Account(4)	$665,000	*	13,161	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund(4)	$400,000	*	7,916	*
Univar USA Inc. Retirement Plan(4)	$210,000	*	4,156	*
Vicis Capital Master Fund	$2,250,000	1.8%	44,531	*
Wyoming State Treasurer(3)	$615,000	*	12,171	*
Xavex Convertible Arbitrage 5 Fund(16)	$1,000,000	*	19,791	*
Unnamed holders of notes or conversion shares or any future transferees, pledgees, donees, or successors of or from any such unnamed holders(21)	$25,225,000	20.2%	499,248	1.9%
Total	$125,000,000	100%	2,473,975	9.5%

*	Less than 1%

(1)	Assumes conversion of the full amount of notes held by such selling securityholder into common stock at the initial conversion rate of 19.7918 shares of common stock per $1,000 principal of notes. Except as otherwise indicated, also assumes that the selling securityholder or any future transferees, pledgees, donees, or successors of or from such selling securityholder do not beneficially own any common stock other than the common stock issuable upon conversion of the notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the Indenture, we will pay cash in lieu of issuing fractional shares upon conversion of notes; accordingly, the schedule does not reflect fractional shares. See “Description of Notes — Conversion Rights.”

(2)	Calculated based upon 26,135,918 shares of common stock outstanding as of December 31, 2004. In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire upon conversion of such persons’ notes are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	This selling securityholder has delegated full authority to Nicholas-Applegate Capital Management as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate’s proxy committee sets policies on the voting of all of Nicholas-Applegate’s clients’ securities to be voted by Nicholas-Applegate for clients.

(4)	Calamos Investments acts as the manager of the accounts held by this securityholder. Nick Calamos has sole voting and dispositive power over the securities held by this securityholder.

(5)	This securityholder is an affiliate of a broker-dealer.

(6)	Bear, Stearns & Co. Inc. acted as an Initial Purchaser and joint bookrunner in the December 2004 private placement of the notes. This securityholder is an affiliate of a broker-dealer.

(7)	Saranac Capital Management L.P. acts as discretionary investment advisor with respect to the accounts held by this securityholder. Accordingly, Saranac Capital Management L.P. may be deemed to act on behalf of this beneficial owner of the notes.

(8)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to this selling securityholder. DKR LP has retained certain portfolio managers to act as the portfolio manager to this selling securityholder managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. Mr. Manan Rawal has trading authority over this selling securityholder.

(9)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Phillip Duff, W. Gillespie Caffray, and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray, and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(10)	Messrs. Kirk Kim and Ed Han exercise shared dispositive and voting power over these securities. This securityholder is an affiliate of a broker-dealer.

(11)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission. The Manager has voting and dispositive power over the notes. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(12)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”). The Manager is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the notes. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser, and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(13)	Mr. Luke Edwards, Managing Director, exercises sole voting and dispositive authority over these securities. This selling securityholder is a broker-dealer.

(14)	Marin Capital Partners, LP is the investment advisor to this securityholder. Messrs. John Null and J.T. Hansen are the principals of Marin Capital Partners, LP and exercise shared voting and dispositive power over these securities.

(15)	Man-Diversified Fund II Ltd. has been identified as the controlling entity of Man Mac I Ltd. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(16)	Mr. Alex Adair has sole voting and dispositive power over these securities. This securityholder is an affiliate of a broker-dealer.

(17)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG

Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for an on behalf of the Class A Convertible Crossover Segregated Portfolio.

(18)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management, L.P. directs the voting and disposition of securities owned by RHP Master Fund, Ltd. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the securities owned by RHP Master Fund, Ltd.

(19)	Does not include 21,945 shares of common stock owned by this securityholder. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by SAC Arbitrage Fund. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen disclaim beneficial ownership of these securities.

(20)	Mr. Elliot Bossen exercises sole voting and dispositive control over these securities.

(21)	No such holder may offer notes or shares of common stock pursuant to this prospectus until such holder is included as a selling securityholder in a supplement to this prospectus in accordance with the registration rights agreement.

PLAN OF DISTRIBUTION

      The selling securityholders and their successors, which includes their transferees, distributees, pledgees, donees, or their successors, may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers, or agents. Underwriters, broker-dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers. These discounts, concessions, or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices:

•	at prevailing market prices at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

      Such sales may be effected in transactions in the following manner (which may involve crosses or block transactions):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

      Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out such short positions, or lend or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

      From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate, or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees, or donees will be deemed to be selling securityholders. Any such pledges, secured parties, or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our common stock is quoted on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. We cannot guarantee that any trading market will develop for the notes.

      The notes and the common stock issuable upon conversion of the notes may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of the notes and common stock issuable upon conversion of the notes may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply, and have agreed to comply, with the prospectus delivery requirements and other provisions of the Securities Act and the Exchange Act, and the respective rules thereunder, particularly Regulation M thereunder, in connection with any offering of the securities offered hereby.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise, or gift such securities by other means not described in this prospectus.

      If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

      Pursuant to the registration rights agreement filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2004, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Exchange Act and file reports, proxy statements, and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements, and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements, and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This prospectus incorporates by reference some of the reports, proxy statements, and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended June 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

•	Definitive proxy statement on Schedule 14A, filed on September 13, 2004, with respect to our annual meeting of stockholders held on October 19, 2004;

•	Current Report on Form 8-K filed October 1, 2004;

•	Current Report on Form 8-K filed October 13, 2004;

•	Current Report on Form 8-K filed December 3, 2004;

•	Current Report on Form 8-K filed December 3, 2004;

•	Current Report on Form 8-K filed December 7, 2004;

•	Current Report on Form 8-K filed December 20, 2004;

•	Current Report on Form 8-K filed January 20, 2005;

•	Registration statement on Form 8-A filed on January 24, 2002; and

•	Registration statement on Form 8-A filed on August 16, 2002.

      We will provide a copy of these filings at no cost to the requester, upon written or oral request to the following:

Synaptics Incorporated
2381 Bering Drive
San Jose, California 95131
Telephone: (408) 434-0110
Attention: Investor Relations

      Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

LEGAL MATTERS

      The legality of the notes offered hereby and of the shares of common stock issuable upon the conversion of those notes will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain members of such firm beneficially owned 4,000 shares of our common stock as of the date of this prospectus.

INDEPENDENT AUDITORS

      The consolidated financial statements of Synaptics Incorporated appearing in Synaptics’ Annual Report on Form 10-K for the year ended June 30, 2004, incorporated by reference in this prospectus, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing therein, for the years ended June 30, 2003 and June 30, 2004 and by Ernst & Young LLP, independent auditors, as stated in their report appearing therein, for the year ended June 30, 2002.

          We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of                     , 2005.

$125,000,000

0.75% Convertible Senior

Subordinated Notes due 2024 and
the Common Stock Issuable Upon
Conversion of the Notes

PROSPECTUS

                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay their own legal fees and any applicable broker’s commissions and expenses. All amounts are estimates except for the SEC registration fee.

Amount
to Be Paid

SEC Registration Fee	$15,750
Accountants’ Fees and Expenses	15,000
Legal Fees and Expenses	40,000
Printing and Engraving Expenses	45,000
Miscellaneous Fees	4,250

Total	$120,000

Item 15.	Indemnification of Directors and Officers.

      The Certificate of Incorporation and Bylaws of the registrant provide that the registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the registrant, or who serves or served any other enterprise or organization at the request of the registrant (an “Indemnitee”).

      Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the registrant, or serves or served any other enterprise or organization at the request of the registrant, the registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

      If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney’s fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      If unsuccessful in defense of a suit brought by or in the right of the registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

      Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant.

      The registrant may also advance expenses incurred by other employees and agents of the registrant upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.

Item 16.	Exhibits

Exhibit
Number	Exhibit

4.1	Form of Common Stock Certificate(1)
4.2	Rights Agreement, dated as of August 15, 2002, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent(2)
4.3	Indenture, dated December 7, 2004, by and between the Registrant and American Stock Transfer & Trust Company(3)
4.4	Registration Rights Agreement, dated December 7, 2004, by and among the Registrant; Bear, Stearns & Co. Inc.; and Credit Suisse First Boston LLC(3)
5.1	Opinion of Greenberg Traurig, LLP
10.21	Purchase Agreement, dated December 1, 2004, by and among the Registrant; Bear, Stearns & Co. Inc.; and Credit Suisse First Boston LLC(3)
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent auditors
23.3	Consent of KPMG LLP, independent registered public accounting firm
24.1	Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of American Stock Transfer & Trust Company

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-56026) as filed on August 17, 2001.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A as filed on August 16, 2002.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 1, 2004, as filed on December 7, 2004.

Item 17.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on the 27th day of January, 2005.

SYNAPTICS INCORPORATED

By:	/s/ FRANCIS F. LEE

Francis F. Lee
President, Chief Executive Officer,
and Director

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Francis F. Lee and Russell J. Knittel and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ FEDERICO FAGGIN Federico Faggin	Chairman of the Board	January 27, 2005

/s/ FRANCIS F. LEE Francis F. Lee	President, Chief Executive Officer, and Director (Principal Executive Officer)	January 27, 2005

/s/ RUSSELL J. KNITTEL Russell J. Knittel	Senior Vice President, Chief Financial Officer, Chief Administrative Officer, Secretary, Treasurer, and Director (Principal Financial and Accounting Officer)	January 27, 2005

/s/ KEITH B. GEESLIN Keith B. Geeslin	Director	January 27, 2005

Signature	Capacity	Date

/s/ RICHARD L. SANQUINI Richard L. Sanquini	Director	January 27, 2005

/s/ W. RONALD VAN DELL W. Ronald Van Dell	Director	January 27, 2005

EXHIBIT INDEX

Number	Exhibit

4.1	Form of Common Stock Certificate(1)
4.2	Rights Agreement, dated as of August 15, 2002, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent(2)
4.3	Indenture, dated December 7, 2004, by and between the Registrant and American Stock Transfer & Trust Company(3)
4.4	Registration Rights Agreement, dated December 7, 2004, by and among the Registrant; Bear, Stearns & Co. Inc.; and Credit Suisse First Boston LLC(3)
5.1	Opinion of Greenberg Traurig, LLP
10.21	Purchase Agreement, dated December 1, 2004, by and among the Registrant; Bear, Stearns & Co. Inc.; and Credit Suisse First Boston LLC(3)
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent auditors
23.3	Consent of KPMG LLP, independent registered public accounting firm
24.1	Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of American Stock Transfer & Trust Company

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-56026) as filed on August 17, 2001.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A as filed on August 16, 2002.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 1, 2004, as filed on December 7, 2004.